EXHIBIT 10.4

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of October 15, 2004, by and among Datrek Acquisition, Inc., a corporation organized and existing under the laws of the State of Florida (“Buyer”), Datrek Professional Bags, Inc., a corporation organized and existing under the laws of the State of Tennessee (“Seller”) and Dennis and Deborah Ryan (“Ryans” and together with the Seller, the “Seller Responsible Parties”).

W I T N E S S E T H :

WHEREAS, the Seller is engaged in the business of manufacturing, marketing, distributing and selling high quality men’s and women’s golf bags and accessories (the “Business”);

WHEREAS, the Buyer desires to acquire from the Seller and the Seller desires to sell to the Buyer substantially all of the assets of the Business upon the terms and subject to the conditions set forth in this Agreement (the “Sale”); and

WHEREAS, the respective Board of Directors of the Seller and the Buyer have each approved the Sale, the terms of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties, intending legally to be bound, agree as follows:

SECTION 11.15 AGREEMENT

[A list of defined terms is provided in Article 9 hereof]

Article 1. Purchase and Sale

1.1 General. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer, all of Seller’s right, title and interest in and to the Business, including, without limitation, in and to all of the assets, properties, rights, goodwill, contracts and claims of the Business, other than the Excluded Assets, wherever located, whether tangible or intangible, real or personal, known or unknown, actual or contingent, as the same shall exist as of the Closing (such rights, title and interest in and to all such assets, properties, rights, contracts and claims, being collectively referred to herein as, the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following assets:

(a) Cash and cash equivalents, including petty cash accounts or cash on hand or in bank accounts, certificates of deposit, commercial paper and other similar securities related to the Business;

(b) all inventory (including work in process, raw materials and finished goods), goods in transit, unbilled revenues and other properties and rights associated with the performance of contracts and the operation of the Business;

(c) all supplies, machinery, equipment, test equipment, demonstration equipment, computers, tools, dies, spare parts, vehicles, furniture, office materials and other tangible personal property, whether or not such assets are located at the Premises;

(d) all accounts receivable and notes receivable and other claims for money or other obligations due (or which hereafter will become due) to Seller arising out of the Business together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor;

(e) all of Seller’s interest in the Intellectual Property Rights, including, without limitation, all results of the Business’s research and development activities and other Intellectual Property Rights developed or acquired for the Business, or related to, or of use or potential use in connection with any current or contemplated potential future products of the Business or parts, components or subassemblies used or purchased by the Business;

(f) all proceeds under any insurance contract or arrangement relating to the Business;

(g) all right, title and interest in, to and under all Contracts associated with the Business, subject in each case to the terms of such Contracts;

(h) all books and records (including such books and records as are contained in computerized storage media) of the Business, including all inventory, purchasing, accounting, sales, export, import, research, engineering, manufacturing, maintenance, repairs, marketing, banking, documents and records constituting Intellectual Property Rights, shipping records, personnel files and all files, customer and supplier lists, records, literature and correspondence, whether or not physically located on any of the Premises, provided the Seller may retain copies of all books and records related to Excluded Liabilities, Excluded Assets and Employees;

(i) any other tangible assets of Seller which are used in the Business and which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to the Business;

(j) all Permits which are transferable and which are used in the Business, as presently conducted;

(k) all rights of the Seller pursuant to any express or implied warranties, representations or guaranties made by suppliers to the Business;

(l) all goodwill associated with the Business;

(m) all rights under non-disclosure agreements with employees and agents of Seller and under confidentiality agreements with prospective purchasers of the Business or with other third parties to the extent relating to the Business;

(n) all deposits, prepaid charges, insurance, sums and fees, offset credit balances in any country, refunds, and causes of action;

(o) any other asset of Seller, other than Excluded Assets, in respect of which there is an Assumed Liability; and

(p) other than to the extent related to a liability asserted against Seller, all rights of recovery, rights of set-off and rights of recoupment of Seller in connection with the Business.

1.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include any of the following assets related to the Business (collectively, the “Excluded Assets”):

(a) The fee owned Real Property, leasehold and other interests in Real Property listed on Schedule 1.2(a), but not including any furniture on the Premises;

(b) The Seller’s leasehold interest and other interests as listed on Schedule 1.2(b) in that certain lease relating to the Real Property located at 601 Central Avenue, Springfield, TN;

(c) The 2004 Lexus RX 300 and 2004 Lexus LX 470 automobiles used by the Ryans;

(d) Deferred taxes as set forth on Schedule 1.2(d);

(e) All deposits, rights and interests of the Seller in bank account number 003781812349 with Bank of America, N.A. which account, as of the Closing Date, will have a $0 balance.

1.3 Certain Provisions Relating to the Purchased Assets.

(a) To the extent that a contract, Permit or other asset which would otherwise be included within the definition of “Purchased Assets,” or any claim, right or benefit arising thereunder or resulting therefrom (each an “Interest” and collectively the “Interests”), is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a Governmental Authority), and such approval, consent or waiver has not been obtained prior to the Closing, or if such sale, assignment, transfer or conveyance or attempted sale, assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof. Schedule 1.3(a) sets forth a list of those third party approvals, consents or waivers which have not been obtained by the Seller Responsible Parties prior to the Closing.

(b) Seller and Buyer shall use their best efforts and shall cooperate to obtain all approvals, consents or waivers necessary to convey to Buyer each Interest as of the Closing. The failure to obtain any approval, consent or waiver necessary to convey any Interest to Buyer shall not affect the obligations of the parties to close hereunder. Subsequent to the Closing, the Seller Responsible Parties shall execute and deliver any other instruments and take any actions, which may be reasonably required for the implementation of this Agreement and the transactions contemplated hereby.

1.4 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume and become responsible for the following, other than the Excluded Liabilities, disclosed liabilities and obligations of the Seller (the “Assumed Liabilities”):

(a) all of the third party liabilities and obligations set forth on Schedule 1.4(a) arising from the ownership, use or possession of the Purchased Assets or the operation of the Business following the Closing Date; and

(b) the contracts being transferred to Buyer hereunder, a list of which is set forth on Schedule 1.4(b) (the “Contracts”) (to the extent that such liabilities and obligations remain unsatisfied or are required to be performed on or after the Closing Date).

1.5 Excluded Liabilities. The Seller and the Buyer expressly understand and agree that, other than the Assumed Liabilities, Buyer shall not assume, pay, perform or discharge or become liable for any and all obligations, commitments or liabilities of any and every nature whatsoever of the Seller including (without limitation) all obligations, commitments or liabilities (whether recourse or non-recourse to the Seller) which relate to, are secured by or otherwise encumber any of the Purchased Assets, including, without limitation:

(a) all liabilities associated with the Real Property including the Real Property located at 835 and 851 Bill Jones Industrial Way, Springfield, TN including, without limitation, the note and deed of trust thereon;

(b) liabilities resulting from Environmental Claims relating to the operation of the Business prior to the Closing;

(c) claims arising prior to Closing that the operation of the Business infringes the Intellectual Property Rights of any Person, except as otherwise set forth herein;

(d) any liability or obligation arising out of any claim of or for injury to persons or property by reason of the improper performance or malfunctioning, improper design or manufacture, or failure to adequately package, label or provide warnings as to the hazards of, any product of the Business, where the injury giving rise to such claim occurred on or prior to the Closing Date;

(e) any liabilities associated with the automobiles identified in Section 1.2(c), above;

(f) any obligation to any Affiliates of the Seller;

(g) any liability of the Seller to any plan, individual or governmental agency arising out of any failure of the Seller to comply with the applicable provisions of any Employee Benefit Plans, ERISA, the Code, or other applicable Laws with respect to its employees, including any obligation or liability of the Seller for any penalty, fine or similar amount due from the Seller on account of any breach of fiduciary duty or failure to comply with applicable laws or regulations;

(h) any liability for severance pay, leaving allowances, guaranteed fixed terms of employment or retirement benefits beyond those provided under applicable law, collective bargaining agreements, or any Employee Benefit Plan applicable to employees of the Business generally, which arises out of any acts or omissions of Sellers prior to the Closing Date; and

(i) all liabilities of Seller or any Affiliate of Seller for Taxes which are not Assumed Liabilities (collectively, the “Excluded Liabilities”).

1.6 Purchase Price; Payment. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall deliver to the Seller the following consideration (the “Purchase Price”) for the sale of the Purchased Assets: (i) the Closing Cash Payment by wire transfer of immediately available funds to the account or accounts designated by the Seller not later than three Business Days prior to the Closing Date; (ii) the executed Short-Term Promissory Note in the principal amount of $2,240,000; (iii) the executed Long-Term Promissory Note in the principal amount of $3,200,000; and (iv) the Shares.

1.7 Tax Treatment. The transactions contemplated by this Agreement and by the Securities Purchase Agreement (a form of which is attached as Exhibit K) constitute integrated transactions, each of which is conditioned and dependent upon the other. Following consummation of such transactions, Seller and SVCH will be in “control” of Buyer (within the meaning of Code Section 351), and therefore the parties intend to treat the transaction as within the scope of Code Section 351. That portion of the Purchase Price other than the Shares (i.e., the “boot” under Code Section 351) shall be allocated among the Purchased Assets in proportion to their respective fair market values in the manner set forth on Schedule 1.7 hereto. Each party shall report the sale and purchase of the Purchased Assets contemplated by this Agreement on all applicable federal, state and local income, franchise, excise and sales tax returns in accordance with the foregoing. The parties agree to provide such cooperation and information as may be required by the other for the purpose of preparing such reports.

1.8 Earnout.

(a) The Seller will be entitled to receive a contingent purchase price payment (the “Contingent Payment”) of up to $1,000,000 (the “Contingent Payment Cap”). Upon reaching the Contingent Payment Cap, all further obligations of the Buyer under this Section including the obligation to pay the Contingent Payment will terminate. The Contingent Payment shall be payable quarterly over a period of five (5) years commencing on January 1, 2005 (the “Contingent Payment Period”). The initial Contingent Payment shall be based on the period beginning July 1, 2004 and ending December 31, 2004; thereafter, the Contingent Payment shall be determined on a quarterly basis during the Contingent Payment Period.

(i) The Contingent Payment amount due to the Seller shall be based on orders for golf bags made by Wilson Sporting Goods Co. and any other third party golf bag or golf accessories manufacturer which enter into substantially similar agreements with the Seller regarding the assembly and shipment of golf bags during the Contingent Payment Period (collectively, “OEMs”) and shall be in an amount equal to the sum of (1) $1.25 per golf bag assembled pursuant to an OEM’s instructions and for which payment has been received from such OEM; plus (2) $1.25 per golf bag shipped pursuant to such OEM’s instructions;

(ii) The Contingent Payment as to any OEM other than Wilson Sporting Goods Co. is conditioned upon the Buyer being paid by such OEM the following amounts: (1) $5.50 - $6.50 per golf bag assembled pursuant to such OEM’s instructions; and (2) $2.00 per golf bag shipped pursuant to such OEM’s instructions with all related shipping expenses paid by such OEM.

(b) Any amount or calculation to be made in connection with the Contingent Payment shall be determined or made using the same revenue, income and expense recognition policies and practices as have been used by the Seller prior to the Closing.

(c) Within 30 days after January 1, 2005 (and for each quarter thereafter during the Contingent Payment Period), the Buyer at its expense shall prepare and deliver to the Seller a statement of the volume of products assembled and shipped for such period along with a calculation of the Contingent Payment due for such period (the “Contingent Payment Calculation”). During the 30 days immediately following receipt of the Contingent Payment Calculation by the Seller, the Seller and its accountants shall be entitled to review the Contingent Payment Calculation and any working papers, trial balances and similar materials relating to the Contingent Payment Calculation prepared by the Buyer or its accountants, and the Buyer shall provide the Seller and its accountants with reasonable access, during normal business hours, to the Buyer’s personnel, properties, books and records to the extent related thereto. The Contingent Payment Calculation shall become final and binding upon the parties hereto on the 31st day following delivery thereof unless the Seller gives written notice to the Buyer of their disagreement with the Contingent Payment Calculation (a “Notice of Disagreement”) prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is received by the Buyer with respect to the Contingent Payment Calculation, then the Contingent Payment Calculation (as revised in accordance with clause (A) or (B) below), shall become final and binding upon the parties on the earlier of (A) the date the Buyer and the Seller resolve in writing any differences they have with respect to any matter specified in a Notice of Disagreement, or (B) the date any matters in dispute are finally resolved in writing by an independent nationally recognized accounting firm jointly selected by the Seller and the Buyer (the “Neutral Auditor”) in the manner described below (the date on which the Contingent Payment Calculation so becomes final and binding being hereinafter referred to as the “Final Determination Date”). During the 30 days immediately following the delivery of any Notice of Disagreement, the Buyer and the Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in such Notice of Disagreement. During such period, the Seller and its accountants shall each have access to the Buyer’s working papers, trial balances and similar materials (including the working papers, trial balances and similar materials of their respective accountants) prepared in connection with the Buyer’s preparation of the Contingent Payment Calculation. At the end of such 30-day period, the Seller and the Buyer shall submit to the Neutral Auditor for review and resolution any and all matters which remain in dispute and which were included in any Notice of Disagreement (it being understood that the Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by the Buyer and the Sellers (and not by independent review), only those matters which remain in dispute), and the Neutral Auditor shall reach a final, binding resolution of all matters which remain in dispute, which final resolution shall be (A) in writing, (B) furnished to the Buyer and the Sellers as soon as practicable after the items in dispute have been referred to the Neutral Auditor, (C) made in accordance with this Agreement, and (D) conclusive and binding upon the parties to this Agreement and not subject to collateral attack for any reason. The Contingent Payment Calculation, with any adjustments necessary to reflect the Neutral Auditor’s resolution of the matters in dispute, shall become final and binding on the parties on the date the Neutral Auditor delivers its final resolution to the parties. Each party shall pay its own costs and expenses incurred in connection with such arbitration, provided that the fees and expenses of the Neutral Auditor shall be borne as follows:

(i) if the Neutral Auditor resolves all of the remaining objections in favor of the Buyer (the amount of the Contingent Payment so determined is referred to herein as the “Low Amount”), the Seller will be responsible for all of the fees and expenses of the Neutral Auditor;

(ii) if the Neutral Auditor resolves all of the remaining objections in favor of the Seller (the amount of the Contingent Payment so determined is referred to herein as the “High Amount”), the Buyer will be responsible for all of the fees and expenses of the Neutral Auditor; and

(iii) if the Neutral Auditor resolves some of the remaining objections in favor of the Buyer and the rest of the remaining objections in favor of the Seller (the amount of the Contingent Payment so determined is referred to herein as “Actual Amount”), the Seller will be responsible for that fraction of the fees and expenses of the Neutral Auditor equal to (i) the difference between the High Amount and the Actual Amount over (ii) the difference between the High Amount and the Low Amount, and the Buyer will be responsible for the remainder of the fees and expenses.

(d) The Buyer shall pay each Contingent Payment when it delivers the Contingent Payment Calculation for such period (even if the Seller disputes the amount of either such payment as determined by the Buyer). If the amount of either such payment is in dispute, and the payment that is ultimately determined to be payable pursuant to this Section is (A) greater than the amount (if any) paid pursuant to the previous sentence, then the Buyer shall pay the difference within three business days after such determination, or (B) less than the amount (if any) paid pursuant to the previous sentence, then the Seller shall repay the difference within three business days after such determination. Payment of a Contingent Payment shall be made by the Buyer to the Seller by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller. Payment of any amounts payable to the Buyer pursuant to clause (B) of this paragraph (iv) shall be made by wire transfer of immediately available funds to the account designated in writing by the Buyer.

1.9 Closing and Closing Date.

(a) The closing (the “Closing”) of the transactions herein contemplated shall occur simultaneously upon the due execution and delivery of this Agreement (such time and date being referred to herein as the “Closing Date”), at the offices of Adorno & Yoss, Suite 1600, 2601 South Bayshore Drive, Miami, Florida 33133, or at such other place as the Seller and the Buyer shall agree.

(b) At the Closing, the Seller shall deliver, or caused to be delivered, to the Buyer the following items:

(i) A duly executed bill of sale and such other executed assignments, bills of sale or certificates of title, each dated the Closing Date and in form and substance reasonably satisfactory to counsel to Buyer, as are reasonably necessary to transfer to Buyer all of Seller’s right, title and interest in, to and under the Purchased Assets;

(ii) Duly executed assignments, sufficient to transfer all of Seller’s right, title and interest in and to the Intellectual Property Rights to Buyer, in a form suitable for recording in the various appropriate national or regional patent, trademark, copyright offices or other governmental offices;

(iii) Certificate of the Secretary of the Seller, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of the Seller executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Board of Directors of the Seller, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(iv) Duly executed and acknowledged assignment and assumption, in form and substance reasonably acceptable to the Buyer, transferring to Buyer all of Seller’s right, title and interest in and to the Contracts;

(v) Duly executed letters, in form and substance reasonably acceptable to the Buyer, whereby the Seller notifies its customers of the consummation of the Sale and instructs such customers to remit payment relating to the Purchased Assets directly to the Buyer;

(vi) Duly executed letters, in form and substance reasonably acceptable to the Buyer, whereby the Seller notifies its suppliers, vendors and lessors of the consummation of the Sale;

(vii) The documents and instruments required to be delivered under Section 5 hereof.

(viii) An opinion of counsel to the Seller Responsible Parties in form and content satisfactory to the Buyer.

(c) At the Closing, the Buyer shall deliver, or caused to be delivered, to the Seller the following items:

(i) The Closing Cash Payment;

(ii) The duly executed Short-Term Promissory Note;

(iii) The duly executed Long-Term Promissory Note together with the Irrevocable Standby Letter of Credit issued by Stanford International Bank in favor of Seller;

(iv) Certificate(s) evidencing the Shares;

(v) Certificate of the Secretary of the Buyer, dated the Closing Date, (A) as to the incumbency and signatures of the officers or representatives of Buyer executing this Agreement and each of the agreements and any other certificate or other document to be delivered pursuant hereto or thereto, together with evidence of the incumbency of such Secretary, and (B) certifying attached resolutions of the Board of Directors and Shareholders of the Buyer, which authorize and approve the execution and delivery of this Agreement and each of the agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby;

(vi) The documents and instruments required to be delivered under Section 6 hereof; and

(vii) An opinion of counsel to the Buyer in form and content satisfactory to the Seller.

(d) At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such other documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the Closing Date.

1.10 Taking of Necessary Action; Further Action. Each of the parties shall use its respective reasonable best efforts to take all such action as may be necessary or appropriate in order to effectuate the Closing as promptly as possible. If, on or at any time after the Closing Date, any further reasonable action is necessary or desirable to carry out the purposes of this Agreement and to vest the Buyer with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Purchased Assets, the Seller shall take, and shall ensure that the officers of the Seller are fully authorized, in the name of the Seller or otherwise, to take, and shall take, all such lawful and necessary action.

Article 2. Representations and Warranties of the Seller Responsible Parties.

In order to induce the Buyer to enter into this Agreement and purchase the Purchased Assets, each of the Seller Responsible Parties jointly and severally makes the following representations and warranties to the Buyer, which representations and warranties shall be true and correct as of the Closing Date:

2.1 Disclosure Schedules; Due Diligence Information; Access.

(a) The Seller Responsible Parties have delivered to the Buyer the Disclosure Schedule, which includes the numbered schedules specifically referred to in this Article 2 (the “Disclosure Schedule”). The information contained in the Disclosure Schedule is complete and accurate, and all documents that are attached to or form a part of the Disclosure Schedule are complete and accurate copies of the genuine original documents they purport to represent. References to Schedules in this Agreement shall be to Schedules included in the Disclosure Schedule.

(b) All of the documents, financial statements, reports, compilations, management and statistical reports and other information provided by the Seller to the Buyer in response to Buyer’s due diligence investigation of the Business and the Purchased Assets are true, correct and complete.

(c) The Seller has given the Buyer and its representatives reasonable access to Seller’s employees (including appropriate experts and other knowledgeable personnel), attorneys, accountants, agents, independent contractors, properties, books and records of the Seller and has furnished the Buyer and its representatives with such information concerning the Seller as the Buyer has reasonably requested.

2.2 Organization and Standing. The Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the operation of its business or ownership of its assets makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect. The copies of the articles of incorporation and bylaws or other organizational documents which have been delivered to the Buyer are true, accurate and complete. The Seller does not have any subsidiaries and does not own or have any right to acquire any equity interest in any other Person. The Seller does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Seller is not a participant in any joint venture, partnership, or similar arrangement.

2.3 Binding Agreement. The Seller has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of its obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Seller. This Agreement has been duly executed and delivered on behalf of the Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms. As of the Closing Date, each of the agreements, instruments and other documents to be delivered hereunder to the Buyer at the Closing will have been duly and validly executed and delivered by the Seller and will be enforceable against the Seller in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines affecting the rights of creditors generally and general equitable principles.

2.4 Absence of Violations; Required Consents. Except for the Required Consents and except as set forth on Schedule 2.4, the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate or result in the breach or default of any provision of articles, certificates of incorporation, by-laws or other charter or corporate governance documents of the Seller, (b) violate any Law or Governmental Order applicable to the Seller or any of its properties or assets, (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of notice, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Purchased Assets, or result in the imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Seller is a party or by which its assets are bound. Except for the Required Consents, the Seller does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement. A true and complete list of all third party (including, without limitation, lenders, lessors, licensees, licensors, distributors and vendors) consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby is set forth on Schedule 2.4 attached hereto.

2.5 Entire Business. The Seller’s ownership of the Business is evidenced, except for the Excluded Assets, solely by the Purchased Assets and the sale, assignment, conveyance and delivery of the Purchased Assets to the Buyer pursuant to this Agreement will transfer all of the Seller’s and its Affiliates’ ownership interests comprising such Business.

2.6 Financial Information.

(a) The Seller has have delivered to Buyer the audited balance sheets of the Seller as at December 31, 2003 (the “December 31, 2003 Balance Sheet”), December 31, 2002 and December 31, 2001, together with the audited statements of operations, stockholders equity and cash flows for the three years ended December 31, 2003, together with the notes thereto (the “Audited Financial Statements”).

(b) Each of the balance sheets referred to above (including the related notes and schedules) fairly presents in all material respects the financial position of the Seller, as of its date and each of the statements of operations, stockholders equity and cash flows (including any related notes and schedules) fairly presents in all material respects the results of operations, net income and cash flows of the Seller for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Each of the Audited Financial Statements referred to above are in proper form and will satisfy the historical financial statement requirements of Form 8-K promulgated by the SEC for a material acquisition by the Buyer and the independent accountants of the Seller have consented to the use of their report in connection with such filing.

(c) The Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Audited Financial Statements are in agreement with the books and records regularly maintained by the Seller.

2.7 [Intentionally omitted.]

2.8 No Undisclosed Liabilities. Except as set forth on Schedule 2.8, there are no liabilities associated with the Business or the Purchased Assets (whether accrued, absolute, contingent or otherwise), except for (i) liabilities of the Business set forth or reserved against or disclosed in the December 31, 2003 Balance Sheet or the notes thereto, (ii) liabilities disclosed in this Agreement or the Disclosure Schedules hereto or the other agreements contemplated by this Agreement, (iii) liabilities incurred in the ordinary course of business since the date of the December 31, 2003 Balance Sheet and set forth in Schedule 2.8, and (iv) Excluded Liabilities.

2.9 Business Conduct. The Seller nor any of its officers, directors, employees or agents, nor persons acting under the authority of any of the foregoing (i) have made, or have been charged by any Governmental Authority with making, directly or indirectly, any domestic or foreign payments for bribes or kickbacks (governmental or commercial) or unlawful political contributions or other questionable or illegal payments with respect to the Business or to secure favorable treatment for the Business or (ii) have maintained or permitted to exist any use of “off the books” bookkeeping, secret accounts, unrecorded bank accounts, “slush” funds, falsified books, or any other device that could have been or could be utilized to distort records or reports of the true operating results and financial condition of the Business.

2.10 Title to Assets; Related Matters. Except as set forth in Schedule 2.10, (i) The Seller has good, valid and marketable title (as measured in the context of their current uses) to, or, in the case of leased or subleased assets or other possessory interests, valid and subsisting leasehold or other possessory interests (as measured in the context of their current uses) in all of the Purchased Assets in order to conduct the Business, free and clear of all Encumbrances, (ii) the Purchased Assets constitute all the assets and rights necessary for the operation of the Business as currently conducted, (iii) the Equipment is in good operating condition and repair and maintained in accordance with industry practices taking into account the age thereof, (iv) there are no assets, properties or rights necessary to conduct the Business as the same was conducted immediately prior to the date hereof that are owned by any Person other than the Seller which assets, properties or rights are not to be leased or licensed to Buyer under valid, current lease or license arrangements and (v) there are no contractual or legal restrictions to which the Seller is a party or by which the Equipment is otherwise bound that preclude or restrict the Seller’s ability to use the Equipment for the purposes for which it is currently being used. The Seller enjoys peaceful and undisturbed possession of all Equipment. The Equipment and other tangible assets owned or used by the Seller have no known material defects. None of the Purchased Assets is subject to any commitment or other arrangement for its sale or use by the Seller, its Affiliates or third parties. The Seller has not depreciated any of the Purchased Assets on an accelerated basis (or in any other manner) inconsistent with applicable requirements of the Code.

2.11 Equipment and Other Tangible Assets. The equipment and other tangible assets which are included in the Purchased Assets are in all material respects adequate for the purposes for which such Purchased Assets are currently used or are held for use, and are in good repair and operating conditions (subject to normal wear and tear) and, to the Knowledge of the Seller Responsible Parties, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere with any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

2.12 Absence of Certain Changes, Events and Conditions. Since December 31, 2003, except as otherwise provided in Schedule 2.12, in the unaudited balance sheet of the Seller as at June 30, 2004 (“Interim Balance Sheet”) and related unaudited statement of operations, stockholders equity and cash flows for the six months then ended (together with the “Interim Balance Sheet,” the “Interim Financial Statements”) or as otherwise contemplated by this Agreement, the Seller has not:

(a) other than in the ordinary course of business consistent with past practice, sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of any assets, other than the sale of obsolete Equipment and transfers of cash and the distribution to the Company’s shareholders of amounts necessary to pay tax liabilities under Subchapter S of the Code;

(b) permitted any of the Purchased Assets to be subjected to any Encumbrance;

(c) made any changes, including changes to collection practices, to be made in the operations of the Seller;

(d) permitted any Purchased Assets to be sold, transferred, leased, subleased, licensed, encumbered or otherwise disposed of (including, without limitation, sales, transfers, leases, subleases, licenses or dispositions of material assets to the Seller or any of its Affiliates;

(e) made any commitments for the Seller to make capital expenditures in excess of $10,000 individually or in the aggregate;

(f) made any amendment of the articles of incorporation or bylaws of the Seller;

(g) permitted any new agreement, contract, commitment or arrangement, or amendments or modifications to any existing such agreement, contract, commitment or arrangement, to be entered into with any Affiliate of the Seller or any third parties that is material to the Seller or that will continue in effect after the Closing Date and not be terminable by the Seller on not more than 30 days’ written notice without payment of premium or penalty;

(h) except as set forth on Schedule 2.15, entered into any new Material Contract or any amendments or modifications to any existing such Material Contract;

(i) borrowed any amount or incurred or become subject to any liabilities, except trade payables incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business (excluding any capital lease obligations);

(j) discharged or satisfied any material Encumbrance or paid any material obligation or liability, other than in the ordinary course of business;

(k) declared or made any payment or distribution of cash or other property to its stockholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(l) sold, assigned or transferred any material Intellectual Property Rights or disclosed any proprietary confidential information to any Person;

(m) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of the officers, employees, independent contractors or agents, including, without limitation, any increase or change pursuant to any Employee Benefit Plan, or (ii) established, increased or accelerated the payment or vesting of any benefits under any Employee Benefit Plan with respect to officers or employees;

(n) made any material change in any method of accounting or accounting practice or policy, including, without limitation, material changes in assumptions underlying or methods of calculating bad debt, contingency or other reserves, or notes or accounts receivable write-offs, or in corporate allocation methodology, in each case other than changes required by Law or under GAAP;

(o) suffered any casualty loss or damage with respect to any assets, whether or not covered by insurance;

(p) experienced any material adverse change in the condition, financial or otherwise, business, prospects, assets or rights of the Seller;

(q) conducted the Business outside of the ordinary and usual course consistent with past practice other than the purchase of the automobiles identified in Section 1.2(c), above;

(r) compromised, settled, granted any waiver or release relating to, or otherwise adjusted any Action, Indebtedness or any other claims or rights;

(s) experienced any change in the financial condition or results of operations or cash flows of the Business or in the condition of the Purchased Assets and the Business has not suffered any damage, destruction or loss, in each case which has had or which could reasonably be expected to have a Material Adverse Effect; or

(t) taken any action or engaged in any activity which would not have been permitted by Section 4.1 had it been in effect on the date of the December 31, 2003 Balance Sheet.

2.13 Litigation. Except as set forth on Schedule 2.13, as of the date hereof: (i) there are no Actions against the Seller pending, or, to the Knowledge of the Seller, threatened to be brought against the Seller or the Business, (ii) the Seller is not subject to any Governmental Order (nor, to the Knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority), in each case with respect to the Seller or the Business; and (iii) there is no Action pending, or, to the Knowledge of the Seller Responsible Parties, threatened to be brought that seeks to question, delay or prevent the consummation of the transactions contemplated hereby. Schedule 2.13 lists the following for the period from January 1, 2000 to the present (and, in the case of clause (z), any other matter referred to therein which is currently in effect): (x) all fines (civil and criminal), penalties imposed by any governmental agency or authority (other than short or long-term disability or medical claims), (y) actions, administrative or arbitration proceedings requiring a payment by the Seller in excess of $10,000 (other than short or long-term disability claims) and (z) any final order, writ, judgment, injunction, decree, determination or other award of any court or any governmental agency which are related to the Business or the Purchased Assets.

2.14 Insurance. The Seller has all insurance that is reasonable for the conduct of the Business, and (i) all insurance policies to which the Seller is a party or under which the Seller is covered as an additional named insured or otherwise (or replacement policies therefor) are in full force and effect, and the Seller has paid all premiums due and is not in default, (ii) all insurance policies are sufficient for compliance by the Seller with all applicable requirements of Law and all agreements to which the Seller is a party or subject, in each case with respect to the Business, (iii) no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Seller, and (iv) the Seller has not been refused insurance, nor has coverage been previously canceled or materially limited, by an insurer to which the Seller has applied for such insurance, or with which the Seller has held insurance, within the last three years.

2.15 Material Contracts.

(a) Schedule 2.15 sets forth all Material Contracts as of the date hereof.

(b) Each Material Contract, agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment of the Seller that is intended to be binding upon the parties thereto is legal, valid and binding on the parties thereto, enforceable in accordance with the terms thereof.

(c) The Seller has performed its obligations under each such Material Contract, agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment and to the Knowledge of Seller the Seller is not in default under any such agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment and no condition exists nor event has occurred which with the passage of time or the giving of notice or both would result in a material default, material breach or event of material noncompliance by the Seller under any such agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment.

(d) Except as set forth on Schedule 2.15, the Seller does not have any present expectation or intention of not fully performing all its material obligations under each such Material Contract, agreement, contract, policy, plan, mortgage, understanding, arrangement or commitment.

(e) To the Knowledge of the Seller, no other party to any of the Material Contracts or any of its other agreements, contracts, policies, plans, mortgages, understandings, arrangements or commitments has breached or is in default thereunder.

(f) The Seller has delivered true, correct and complete copies of each Material Contract and all amendments thereto and documentation or correspondence modifying the terms thereof to the Buyer.

(g) Except as set forth on Schedule 2.15, no customer which is a party to a Material Contract is entitled to any retroactive pricing, refund, rebate, price adjustment or other financial settlement for charges in excess of $5,000 relating to the sales by the Business.

(h) Except as set forth on Schedule 2.15, the sale of the Purchased Assets hereunder will not result in a default under or the termination of any Material Contract.

(i) Except as set forth on Schedule 2.15, there are no contracts for the sale of goods or services by the Seller as to which at the time of the most recent scheduled contract milestone for any such Contract the work scheduled was more than sixty (60) days late.

(j) Except as set forth on Schedule 2.15, there are no contracts, options or bids for the sale of goods or services by the Seller which include a liquidated damages clause for late delivery.

2.16 Accounts Receivable. All of the accounts receivable of the Seller reflected on the Interim Balance Sheet are collectible, actual and bona fide receivables representing obligations for the total dollar amount thereof shown on its books, subject to no defenses or counterclaims. No reserves for bad debt in excess of the amounts thereof on June 30, 2004 are required by GAAP. The allowance for doubtful accounts set forth in the Interim Balance Sheet is adequate in accordance with GAAP. The revenue in respect of the sales that gave rise to such receivables have been properly invoiced to customers and properly recognized in accordance with GAAP. The Seller has no Knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefore set forth in the Audited Financial Statements. Schedule 2.16 hereto accurately lists as of the date hereof, all receivables arising out of or relating to the Business, the amount owing, and the aging of such receivable, the name of the party from whom such receivable is owing, and any security in favor of the Seller for the repayment of such receivable which the Seller purports to have. Since June 30, 2004, the Seller has collected its receivables and payments under all Contracts in accordance with past business practices and has not negotiated for or accepted advance payments nor accelerated the collection of any such receivables or payments.

2.17 Permits and Licenses; Compliance with Law.

(a) The Seller currently holds all foreign, federal, state and local permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities or other Persons including, without limitation, Environmental Permits, necessary to conduct the businesses in which they are engaged and to own and use the facilities and properties owned and used by them (collectively, “Permits”), other than such permits or authorizations the lack of which would not materially and adversely affect the Business, properties, prospects or financial condition of the Seller. Each such Permit is valid and in good standing with the issuer of the Permit and not subject to any proceedings for suspension, modification or revocation. Without limiting the generality of the foregoing: (i) the Seller has not received any written notice from any Governmental Authority revoking, canceling, rescinding, materially modifying or refusing to renew any Permit and (ii) the Seller is in compliance with the requirements of all Permits. All such Permits held by the Seller are assignable to the Buyer, and no governmental approvals are required for such assignment, except in each case as set forth on Schedule 2.17. The sale of the Purchased Assets hereunder will not result in a default under or the termination of any such Permit.

(b) (i) The Seller is in compliance with all Laws (including, without limitation, with respect to affiliate transactions) and Governmental Orders applicable to the Business and (ii) the Seller has not been charged at any time with a violation of any Law or any Governmental Order relating to the conduct of the Business.

(c) The Seller has not received any written notice that the Seller is in violation in any respect of any zoning regulation, building restriction, restrictive covenant, ordinance or other Law relating to any Real Property that the Seller owns including the Premises. The Premises are not the subject of any condemnation action and, to the Knowledge of the Seller, there is no proposal under consideration by any Governmental Authority or entity to condemn the Premises.

2.18 Environmental Matters. (i) Hazardous Materials have not been Released on any Real Property except in compliance with applicable Law; (ii) there have been no events related to the Seller or the Real Property that could give rise to liability under any Environmental Law; (iii) the Seller is now, and has for the past three years been, in compliance with all applicable Environmental Laws and there are no extant conditions that could constitute an impediment to such compliance in the future; (iv) the Seller has disposed of all wastes containing Hazardous Materials in compliance with all applicable Environmental Laws (including the filing of any required reports with respect thereto) and Environmental Permits; (v) there are no pending or, to the Knowledge of the Seller, threatened Environmental Claims against the Seller relating to the Real Property or the operations of the Business; (vi) there is no environmental remediation or other environmental response occurring on any Real Property (including any easements, rights-of-way or other possessory interests in the real property of others) nor has the Seller issued a request for proposal or otherwise requested an environmental contractor to begin plans for any such environmental remediation or other environmental response; and (vii) the Seller has not received any notice, or has knowledge of any circumstances related to liability, under CERCLA or any analogous state law.

2.19 Employee Benefit Matters. The Seller has delivered true, accurate and complete copies of all Employee Benefit Plans applicable to any director, officer, employee, independent contractor or agent of the Seller. All such Employee Benefit Plans are in compliance with the terms of the applicable plan and the requirements prescribed by applicable law currently in effect with respect thereto, and the Seller has performed in all respects all obligations required to be performed by it thereunder. The Seller has no Union Employees. The Seller has not incurred and no event, transaction or condition has occurred or exists which could result in the occurrence of, any liability to the Pension Benefit Guaranty Corporation or any “withdrawal liability” within the meaning of Section 4201 of ERISA, or any other liability pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in any such case relating to any Employee Benefit Plan or any pension plan maintained by any company that would be treated as a single employer with the Seller under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Seller does not have in effect an Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Seller or any ERISA Affiliate to severance pay, unemployment compensation or other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. There are no pending, or, to the Knowledge of the Seller, threatened or anticipated claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such plan, or otherwise involving any such plan (other than routine claims for benefits). The Seller does not contribute in any multiemployer plan (within the meaning of Section 3(37) of ERISA) for the benefit of any of its directors, officers, employees, independent contractors or agents. All contributions that are due on or before the Closing Date to any Employee Benefit Plans, including without limitation salary reduction contributions and matching contributions, will have been contributed as of the Closing Date (to the extent such accrual is required under GAAP). The Seller shall not adopt, amend or modify any Employee Benefit Plans or otherwise increase the salary or benefits of any of the directors, officers, employees, independent contractors or agents of the Seller prior to the Closing Date. Except as set forth in Schedule 2.19, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (x) result in any payment becoming due to any employee (current, former or retired) of the Seller, (y) increase any benefits otherwise payable under any Employee Benefit Plan or (z) result in the acceleration of the time of payment or vesting of any such benefits.

2.20 Health and Safety Conditions.

(a) Except as set forth in Schedule 2.20(a), the Seller is in compliance with all Laws designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private, designed to provide safe and healthful working conditions including without limitation the Occupational Safety and Health Act of 1970, as amended, as well as any similar state or local Law.

(b) Schedule 2.20(b) lists the following items with respect to the Business:

(i) personnel safety statistics and OSHA Form 200s related to the Business since January 1, 2000;

(ii) citations, notices of violations, orders, consent orders, administrative or judicial enforcement proceedings from state and federal OSHA agencies or their foreign equivalents concerning the Business since January 1, 2000 or which are currently pending; and

(iii) all current health and safety permits and licenses.

2.21 Customers and Suppliers.

(a) Schedule 2.21(a) contains a list of (i) all customers and suppliers of the Business which have contracts (including oral contracts and purchase orders) with the Business involving purchases or sales in an amount in excess of $5,000 per annum and (ii) sole source suppliers to the Business with contracts with the Business.

(b) The Seller has not received any notice or has any reason to believe that any customer of the Seller (i) has ceased, or will cease, to use its products or goods, (ii) has substantially reduced or will substantially reduce, the use of products or goods of the Seller or (iii) has sought, or is seeking, to reduce the price it will pay for products or goods of the Seller, including in each case after the consummation of the transactions contemplated hereby. No customer of the Seller described in clause (a) above has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth on Schedule 2.21(c), the Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Seller, subject to general and customary price increases. No supplier of the Seller described in clause (a) above has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

2.22 Labor Relations. There are no labor organizations recognized as representing any of the directors, officers, employees, independent contractors or agents of the Seller and (i) the Seller is not party to any collective bargaining agreement or other labor union contract, (ii) there are no strikes, slowdowns, picketing, lockouts or work stoppages pending or threatened between the Seller and any of its employees, and the Seller has not experienced any such strike, slowdown, or work stoppage within the past two years, (iii) there are no unfair labor practice complaints or employee disputes pending against the Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Seller, and (iv) each of the Seller is in compliance in all respects with its obligations under all Laws and Governmental Orders governing its employment practices, including, without limitation, provisions relating to wages, hours and equal opportunity. Seller is in compliance with all Laws, and all orders of any court, governmental agency or arbitrator, relating to employment, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, occupational safety and health, affirmative action and the payment of withholding and/or Social Security and similar taxes, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

2.23 Employee Accruals. Schedule 2.23 sets forth all accrued vacation time of any employees of the Seller. There are no bonuses, profit sharing, incentives, commissions or other compensation of any kind with respect to work done prior to December 31, 2003 due to present or former employees of the Seller not fully paid prior to such applicable date.

2.24 Intellectual Property Rights.

(a) All trademarks, service marks and copyrights held by the Seller are valid and subsisting and provide the Seller with the right to exclude all others from the use thereof and (i) the Seller is not, or as a result of the execution and delivery of this Agreement or the performance by the Seller of their obligations hereunder will be, in violation of any license, sublicense or other agreement applicable to it, or give any party the right to require the Seller to pay any amount or enter into any restrictions in order to continue the use thereof, (ii) the Seller owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights used in the Business, (iii) there have been no claims made against either of the Seller or threatened or, to the Knowledge of the Seller, likely to be threatened by any Person, asserting the invalidity, misuse or unenforceability of any Intellectual Property Rights referred to in (i) above or challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights.

(b) The Seller has not received any notices of any material unauthorized use, infringement or misappropriation by, or conflict with, any present or former employee of the Seller, principal shareholders, strategic partners or any other third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that of the Seller license any rights from a third party). The Seller is currently subject to a patent infringement claim arising from the Seller’s method of manufacturing golf bags. With respect to this claim, the Buyer shall assume a certain amount to be determined by the parties to be paid to Great Divider Golf, Inc., the claimant under the arbitration proceeding styled Great Divider Golf, Inc. v. Datrek Professional Bags, Inc., et al., Civil Action No. 04-WM-0100 (CBS), in the United States District Court for the District of Colorado. Any amounts in excess of such amount shall be the sole responsibility of the Seller Responsible Parties.

(c) Except for the arbitration proceeding described in 2.24(b), above, to the Knowledge of the Seller, the conduct of the Seller has not infringed, misappropriated or conflicted with any Intellectual Property Rights of other Persons. To the Knowledge of the Seller, the conduct of the Seller does not currently infringe, misappropriate or conflict with any Intellectual Property Rights of other Persons including the Intellectual Property Rights of Great Divider Golf, Inc.

(d) Except for the arbitration proceeding described in 2.24(b), above, to the Knowledge of the Seller, the Intellectual Property Rights owned by or licensed to the Seller have not been infringed, misappropriated or conflicted by other Persons.

(e) Except as set forth on Schedule 2.24, no Intellectual Property Right is subject to any Encumbrance and there is no fact that would render the Intellectual Property Rights invalid. Except as set forth on Schedule 2.24, no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof by the Seller. The Seller has not entered into any agreement to indemnify any other person against any charge of infringement relating to any Intellectual Property Right. No employee of the Seller is in violation of any term of any confidentiality or invention assignment agreement, employment contract (whether written or verbal), patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with either of the Seller or any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by the Seller.

(f) The Seller is the sole and exclusive owner of the Intellectual Property Rights and, except as set forth on Schedule 2.24, no governmental registration of any of the rights related to the Intellectual Property Rights has lapsed, expired or been canceled, abandoned, opposed or the subject of a reexamination request.

(g) Except as listed on Schedule 2.24, as of the date of this Agreement, there are no written claims which have been received since January 1, 2000 and no proceedings are pending, or have been instituted or, to the Knowledge of Sellers are threatened or impending which challenge the Seller’s ownership rights in respect of any of the Intellectual Property Rights. None of the Intellectual Property Rights is subject to any outstanding order, decree, judgment or stipulation.

(h) The engineering drawings for all major products being sold or manufactured by the Seller in the Business represent the most appropriate revision level of drawings used in the Business and each such drawing of a currently manufactured product has been approved and accepted where required by the relevant customer and reflects such product as it is currently being manufactured with no changes therefrom which would require any customer approval or authorization which has not been obtained, except in those circumstances where the Seller has obtained engineering deviations from the customers. For the products currently being developed by the Business, engineering drawings being transferred represent all drawings used by Seller for such development work.

(i) Neither this Agreement, nor the consummation of the transactions contemplated hereby, will (i) result in the termination, suspension, breach, or violation of any contract between the Seller and any Person relating to Intellectual Property Rights; or (ii) will result in the termination, suspension, breach, or violation of Intellectual Property Rights. All of the Seller’s rights under the Intellectual Property Rights are transferable to Buyer in connection with the transactions contemplated by this Agreement and Buyer will be entitled to continue to use all of the Intellectual Property Rights to the same extent and under the same conditions that it has heretofore been used in the Business, without financial obligations to any other Person.

(j) The Intellectual Property Rights constitutes all of the intellectual property used in, or necessary to, the operation of the Business.

2.25 Taxes.

(a) The Seller has timely filed all Tax Returns required to be filed and all such Tax Returns were correct and complete in all material respects. Seller has timely paid all Taxes that are due, or claimed by any taxing authority to be due, or has provided for all such Taxes on its financial statements in accordance with GAAP.

(b) All Taxes shown on such Tax Returns have been timely paid;

(c) Except as set forth in Schedule 2.25, no audits with respect to the Seller are in process, pending or threatened, no deficiencies or adjustments to Tax Returns exist or have been asserted in writing with respect to Taxes of the Seller, no notice has been received in writing that any Tax Return or Taxes of the Seller required to be filed or paid has not been filed or have not been paid;

(d) There are no Tax liens on any of the Purchased Assets;

(e) Except as set forth in Schedule 2.25, all Taxes that the Seller is required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Tax authority;

(f) The Seller (i) is not currently or has ever been a member of an affiliated group filing a consolidated federal income tax return or (ii) has no liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as transferee or successor, by contract or otherwise;

(g) The Seller has not ever been a party to any Tax sharing or similar agreements;

(h) No consent under Section 341(f) of the Code has been filed with respect to either of the Seller; and

(i) The Seller is not a USRPI as that term is defined in Section 897 of the Code and the Treasury Regulations thereunder.

2.26 Commissions. There is no broker or finder or other Person who has any valid claim against the Seller, the Buyer, any of their respective Affiliates or any of their respective assets for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Seller or any of its officers, employees, independent contractors or agents.

2.27 Bank Accounts; Powers of Attorney. Within ten (10) days of the date hereof, the Seller will provide in writing to the Buyer a true, correct and complete list of each bank in which the Seller maintains an account or safe deposit box, the corresponding number of each such account or safe deposit box, the names of all persons holding check-signing or withdrawal powers or other authority with respect thereto, the names of any persons holding powers of attorney from the Seller, true, correct and complete copies of any instrument of appointment and a summary statement of the terms thereof. There are and at the Closing will be no restrictions on the Seller to terminate any such powers immediately upon written notice and to withdraw all such funds and close such bank accounts.

2.28 Product Warranties. Set forth on Schedule 2.28 are representative forms of product warranties and guarantees granted or issued by the Seller in connection with the Business. None of the other product warranties or guarantees granted or issued by the Seller in connection with the Business differs in any material respect from such representative forms. Except as described in Schedule 2.28, since January 1, 2000, no product warranty or similar claims in excess of $10,000.00 in the aggregate have been made against Seller in connection with the Business. The Seller has committed no act, and there has been no omission, which would result in, and there has been no occurrence which would give rise to, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products sold prior to the Closing in the operation of the Business.

2.29 Compliance with WARN Act. The Seller has been exempt from, or has complied with, all applicable provisions of the WARN Act and the regulations thereunder in connection with all past reductions in work force relating to the Business.

2.30 Securities Laws. The Seller expressly agrees and acknowledges that the Shares are not being registered and the Buyer has no present intention of registering such shares pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “1933 Act”) or otherwise, and the issuance of the Shares is intended to be exempt from registration under Section 4(2) of the 1933 Act as a “transaction by an issuer not involving any public offering” and that reliance on such exemption is predicated, in part, on the Seller’s representations and warranties contained herein. The Seller further acknowledges that the Shares are being obtained solely for the Seller’s own account and for investment purposes only, within the meaning of the 1933 Act, and that the Seller has no plan, intention, contract, understanding, agreement or arrangement with any person to sell, assign, pledge, hypothecate or otherwise transfer to any person the Shares or any part thereof. The Seller understands that the Shares are characterized as “restricted securities” under the federal securities Laws inasmuch as such Shares are being acquired from the Buyer in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the 1933 Act, only in certain limited circumstances. In this connection, the Seller is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. The Seller is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

2.31 No Disqualifying Orders. None of the Seller Responsible Parties or any of their affiliates, directors, officers or principals is subject to any disqualifying order under the “Bad Boy” provisions of the federal or any state’s securities law. As used herein, “Bad Boy” provisions include Rule 262 of Regulation A, Rule 507 of Regulation D and other similar disqualifying provisions of federal and state securities laws.

2.32 Disclosure. No representation or warranty by the Seller Responsible Parties contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of the Seller Responsible Parties to the Buyer or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact known to the Seller Responsible Parties that has not been disclosed by the Seller to the Buyer that might reasonably be expected to have or result in a material adverse effect on the operations of the Business.

Article 3.	Representations and Warranties of the Buyer.

In order to induce the Seller to enter into this Agreement and sell the Purchased Assets, the Buyer makes the following representations and warranties to the Seller Responsible Parties, which representations and warranties shall be true and correct as of the Closing Date:

3.1 Organization and Standing. The Buyer is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. The Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state in which the operation of its business or ownership of its assets makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect. The copies of the articles of incorporation and bylaws or other organizational documents which have been delivered to the Seller are true, accurate and complete.

3.2 Binding Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement, to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby including the issuance of the Short-Term Promissory Note and the Long-Term Promissory Note. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of its obligations hereunder have been duly and validly authorized by all necessary corporate and stockholder action on the part of the Buyer. This Agreement has been duly executed and delivered on behalf of the Buyer and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Buyer enforceable in accordance with its terms. As of the Closing Date, each of the agreements, instruments and other documents to be delivered hereunder to the Seller at the Closing will have been duly and validly executed and delivered by the Buyer and will be enforceable against the Buyer in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, equitable subordination, or similar laws and doctrines affecting the rights of creditors generally and general equitable principles.

3.3 Authorized Capital of Buyer. The authorized capital of Buyer consists of 20 million shares of common stock par value of $.001 per share, of which one (1) share is issued and outstanding, which is validly issued, fully paid and nonassessable. Other than the transactions contemplated hereby and the Golf Merger and the PubCo Merger (as hereinafter defined), there are no outstanding rights, agreements, arrangements or understandings to which the Buyer is a party (written or oral) which would obligate the Buyer to issue any equity interest, option, warrant, convertible note, or other types of securities or to register any shares in a registration statement filed with the SEC. There is no agreement, arrangement or understanding between or among any entities or individuals which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to any voting shares of the Buyer, including without limitation any voting trust agreement or proxy. There are no outstanding obligations of the Buyer to repurchase, redeem or otherwise acquire for value any outstanding shares of capital stock or other ownership interests of the Buyer or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. There are no anti-dilution or price adjustment provisions regarding any security issued by the Buyer (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Shares.

3.4 Valid Issuance of the Shares. The Shares that are being issued to the Seller hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities Laws and free of preemptive rights except as set forth in the Shareholders’ Agreement in the form of Exhibit H attached hereto.

3.5 Absence of Violations; Required Consents. Except for the Required Consents, the execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate or result in the breach or default of any provision of articles, certificates of incorporation, by-laws or other charter or corporate governance documents of the Buyer, (b) violate any Law or Governmental Order applicable to the Buyer or any of its properties or assets, (c) except for the Required Consents, require any consent, approval, authorization or other order of, action by, registration or filing with or declaration or notification to any Governmental Authority or any other Person or (d) result in any violation or breach of, constitute a default (or event which with the giving of notice, or lapse of time or both, would become a default) under, require any consent under, or give to others any rights of notice, termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Purchased Assets, or result in the imposition or acceleration of any payment, time of payment, vesting or increase in the amount of compensation or benefit payable, pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license or permit, or franchise to which the Buyer is a party or by which its assets are bound. Except for the Required Consents, the Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority in order for the parties to consummate the transactions contemplated by this Agreement.

3.6 Litigation. There are no Actions pending or threatened to be brought by or before any Governmental Authority, against the Buyer or any of its Affiliates. There are no Actions pending or threatened to be brought by or before any Governmental Authority, against the Buyer or any of its Affiliates that (i) seeks to question, delay or prevent the consummation of the transactions contemplated hereby, or (ii) would reasonably be expected to affect adversely the ability of the Buyer to fulfill its obligations hereunder, including without limitation, the Buyer’s obligations under Article 1 hereof.

3.7 Commissions. There is no broker or finder or other Person who has any valid claim against the Seller Responsible Parties or any of their respective assets for a commission, finders’ fee, brokerage fee or other similar fee in connection with this Agreement, or the transactions contemplated hereby, by virtue of any actions taken by on or behalf of the Buyer or its officers, employees, independent contractors or agents.

Article 4.	Covenants and Agreements.

4.1 Conduct of the Business Following the Closing. Each of the Seller Responsible Parties covenants that the Seller shall collect its receivables and payments under any Contracts in accordance with past business practices and not negotiate for or accept advance payments nor accelerate the collection of any such receivables or payments. On or prior to the Closing Date, the Seller Responsible Parties shall deliver an executed letter of instruction, in the form of Exhibit C attached hereto, to all of the Seller’s customers and distributors notifying such parties of the consummation of the transactions contemplated hereby and specifically instructing all customers to remit payment relating to the Purchased Assets directly to the Buyer. In the event the Seller receives payments from any customer with respect to any accounts receivable which are part of the Purchased Assets, the Seller shall hold such funds in trust for the benefit of the Buyer and immediately turnover such receipts to the Buyer.

4.2 Non-Solicitation. None of the Seller Responsible Parties shall for the period from the date hereof through the date that is two years following the Closing Date, without the prior written consent of the Buyer, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the Seller) any employee, independent contractor or agent of the Seller.

4.3 Cooperation. Following the execution of this Agreement, the Buyer and the Seller agree as follows:

(a) The Seller Responsible Parties, the Buyer, PubCo and Golf shall generally cooperate with each other and their respective officers, employees, attorneys, accountants and other agents and do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intent and purposes of this Agreement and the consummation of the Sale.

(b) In connection with the efforts referenced in Section 4.3(a), each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain any third party consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the consents set forth on Schedule 4.3, approvals or waivers in respect of contracts which are being assumed by the Buyer; and (iii) make all filings and give any notice, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required under any Law, including applicable securities and antitrust Laws.

4.4 Confidentiality. At all times following the Closing Date, each of the Seller Responsible Parties and any corporation, partnership or trust controlled, directly or indirectly, by any of the Seller Responsible Parties shall maintain the confidentiality of, and shall not use for the benefit of itself or others, any confidential information concerning the Business or the Purchased Assets (the “Confidential Information”); provided, however, that this paragraph (a) shall not restrict (i) disclosure by the Seller of any Confidential Information required by applicable statute, rule or regulation or any court of competent jurisdiction, provided that the Buyer is given notice and an adequate opportunity to contest such disclosure, (ii) any disclosure on a confidential basis to the Seller’s attorneys, accountants, lenders and investment bankers, (iii) any disclosure of information which is available publicly as of the date of this Agreement, which, after the date of this Agreement, becomes available publicly through no fault of the disclosing party, which is disclosed to the Seller by another Person who acquired it from a third party without an obligation of confidentiality to the Buyer or the Seller or which is independently developed by an employee of the Seller who had no access to such information, (iv) the Seller’s use of such information to protect or enforce their rights under this Agreement, in connection with tax or other regulatory filings or their use of such information to protect their rights against any third party, and (v) the Seller’s and its Affiliates’ use of such information in the conduct of their own businesses if and to the extent not prohibited by this Section. Any and all information disclosed by the Buyer to the Seller as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Seller shall be deemed Confidential Information.

4.5 Public Announcements. Except as otherwise required by law or the rules of any stock exchange or automated quotation system, the parties shall not issue any report, statement or press release or otherwise make any public announcement with respect to this Agreement and the other transactions contemplated hereby without prior consultation with and approval of the other parties hereto (which approval shall not be unreasonably withheld). Notwithstanding the foregoing, either party may at any time furnish any required information with the SEC regarding this Agreement or the transactions contemplated hereby.

4.6 [Intentionally omitted.]

4.7 Non-Compete.

(a) Each of the Seller Responsible Parties covenants and agrees on its own behalf that from the date hereof and until one year following the termination of employment of both Deborah Ryan and Dennis Ryan from Buyer or its Affiliates, the Seller shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business, whether as an employee, partner, agent, security holder, consultant or otherwise, that directly or indirectly (or through any affiliated entity) engages in competition with the Business (based on the business in which the Seller was engaged or was actively planning on being engaged as of the Closing Date and in the geographic areas in which the Seller operated or was actively planning on operating as of the Closing Date).

(b) Each of the Seller Responsible Parties acknowledges and agrees that the covenants provided for in this Section are reasonable and necessary in terms of time, area and line of business to protect the Buyer’s legitimate business interests as a Buyer of the Purchased

Assets, which includes protecting valuable confidential business information, substantial relationships with customers throughout the Restricted Area and customer goodwill associated with the Seller and the Business. Each of the Seller Responsible Parties expressly authorizes the enforcement of the covenants provided for in this Section by (i) the Buyer, and (ii) any successors to the ownership of the Purchased Assets and/or the Business. To the extent that the covenant provided for in this Section may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision. The provision as modified shall then be enforced.

(c) It is agreed by each of the Seller Responsible Parties on its own behalf that Buyer would be irreparably damaged by reason of any violation of this Section by the Seller, and that any remedy at law for breach of such provisions would be inadequate. Therefore, the Buyer shall be entitled to seek and obtain injunctive or other equitable relief (including, but not limited to, a temporary restraining order, a temporary injunction or a permanent injunction) against each of the Seller Responsible Parties, for breach or threatened breach of such provisions and without the necessity of proving actual monetary loss. It is expressly understood by each of the Seller Responsible Parties that this injunctive or other equitable relief shall not be the Buyer’s exclusive remedy for any breach of this covenant and the Buyer shall be entitled to seek any other relief or remedy that may be available by contract, statute, law or otherwise for any breach hereof. It is agreed that the Buyer shall also be entitled to recover any and all attorneys’ fees and expenses in the enforcement of the provisions hereof.

4.8 Contemplated Mergers.

(a) On or following the Closing Date, it is anticipated that a wholly owned subsidiary of Golf Acquisition, Inc. (“Golf”) will merge with and into the Buyer pursuant to the terms of an Agreement and Plan of Merger, the form of which is attached hereto as Exhibit M, by and among the Buyer, Golf and such wholly owned subsidiary of Golf (the “Golf Merger”). In connection with the Golf Merger, the Seller Responsible Parties agree to vote, either in person or by proxy, all the Shares in favor of approval of the Golf Merger and, in connection with the Golf Merger, exchange the Shares for shares of the common stock of Golf.

(b) On or following the Closing Date, it is anticipated that a wholly-owned subsidiary of Golf will acquire all of the assets of Miller Golf Company, LLC pursuant to the terms set forth in Exhibit J.

(c) On or following the Closing Date, Golf may merge into a publicly reporting company (“PubCo”), or a wholly owned subsidiary of PubCo may merge into Golf (the “PubCo Merger”). In connection with the PubCo Merger, the Seller Responsible Parties agree to vote, either in person or by proxy, all the shares of common stock of Golf held by the Seller Responsible Parties in favor of approval of such PubCo Merger and, in connection with the PubCo Merger, exchange the shares of common stock of Golf for shares of the common stock of PubCo, provided the following conditions have been satisfied:

(i) Following the closing of the Mergers, and after giving effect to the issuance to SVCH of all shares of the common stock of the Buyer subject to the

Securities Purchase Agreement described in Section 6.6, below, and the acquisition of the assets of Miller Golf Company, LLC, the Seller will own approximately 20.2% of the issued and outstanding capital shares of PubCo.

(ii) PubCo shall have reserved no more than 9% of its issued and outstanding shares of common stock to be issued pursuant to its employee stock option plan and no more than 3% of its issued and outstanding shares of common stock to be issued to an investor relations firm, and after giving effect to the issuance to SVCH of all shares of the common stock of the Buyer subject to the Securities Purchase Agreement described in Section 6.6, below. In addition, PubCo shall issue five-year warrants exercisable at par value to purchase 400,000 shares (post 1 for 35 reverse split) of common stock to certain employees of SVCH and there are outstanding warrants to purchase 10,000 shares (post 1 for 35 reverse split) of common stock. Except as provided herein, there shall be no outstanding commitments that require PubCo to sell any shares of its common stock, or that require PubCo to issue or sell any shares of its capital stock, including any securities convertible into shares of capital stock of PubCo.

(iii) As of the closing of the PubCo Merger, PubCo’s liabilities shall not exceed $200,000, other than any consolidated liabilities of Golf assumed as a result of the PubCo Merger.

(iv) As of the closing of the PubCo Merger, the Persons who are directors and officers of Golf immediately prior to the PubCo Merger shall be the directors and officers (in the same respective offices then held) of PubCo, respectively, to serve until their successors have been duly elected and qualified in accordance with PubCo’s organizational documents or their earlier death, resignation or removal. As of the closing of the PubCo Merger, the Persons who are directors and officers of Golf shall be the same as the directors and officers of the Buyer.

(d) In connection with the PubCo Merger, the Buyer shall request from PubCo and its representatives due diligence information no less inclusive than the due diligence items identified on Schedule 4.8(c). The Buyer shall promptly provide the Seller Responsible Parties with copies of all materials received from PubCo responsive to such due diligence request.

(e) In connection with the PubCo Merger, PubCo shall make the following representations and warranties:

(i) Since its inception, PubCo has timely filed with the SEC all reports, statements, forms and other documents required to be filed by it under the 1933 Act or the Securities Exchange Act of 1934 (as such may have been amended, the “SEC Documents”). Except as set forth on Schedule 4.8(d), as of their respective filing dates (or, if amended, as of the date of the amendment) (A) the SEC Documents comply in all material respects with the applicable rules and requirements of the SEC and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The financial statements of PubCo included in the SEC Documents (A) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP except, in the case of unaudited statements, applied on a consistent basis during the periods involved, except as indicated in the notes thereto and (C) fairly present, in all material respects, the financial position of PubCo as of the dates thereof and the results of its operations and cash flows for the periods covered thereby (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(iii) There is no hearing, proceeding, audit or governmental investigation that has been brought by any Governmental Authority, including the SEC, pending or, to the Knowledge of PubCo, threatened against or affecting PubCo.

4.9 Future Financings by the Seller. If at any time during the term of the Lease (as hereinafter defined), the Seller Responsible Parties intend to obtain any loan secured by all or any portion of the Premises, including modifications or additions to or refinancings of any financing on the Premises, then the Seller Responsible Parties shall be obligated to obtain and deliver to the Buyer a non-disturbance agreement, in form and substance satisfactory to the Buyer, executed by the lender(s) providing such financing.

4.10 Name Change Amendment. Immediately following the Closing, the Seller Responsible Parties shall cause to be filed with the Secretary of State of Tennessee articles of amendment to the articles of incorporation of the Seller effectuating a change in the Seller’s name from Datrek Professional Bags, Inc. (or any reasonably similar name) to a name which is substantially dissimilar.

Article 5.	Conditions to Obligations of the Buyer.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are, at its option, in its sole discretion, subject to satisfaction of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Seller Responsible Parties contained herein shall be true and correct in all material respects (other than those representations and warranties that are qualified by Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a specific date, in each case except for changes that are expressly contemplated by this Agreement, and except for such failures to be true and correct that (without regard to materiality concepts therein once such failure is established) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, results of operations or financial condition of the Seller, taken as a whole.

5.2 Performance by the Seller. All of the covenants and agreements to be complied with and performed by the Seller on or before the Closing Date shall have been complied with or performed in all material respects.

5.3 Certificate. The Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, executed on behalf of the Seller by its duly authorized officers to the effect of Sections 5.1 and 5.2.

5.4 Consents; No Objections. Except as set forth in Schedule 5.4, all approvals for the Sale and all material consents, waivers, approvals, orders and authorizations from third parties required to be made or obtained for the authorization, execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the continuation in force of any rights, licenses, permits, authorizations, agreements, instruments or documents of the Seller, shall have been obtained and become final and non-appealable (provided that if any appeal or a petition for reconsideration is filed after any such approval has been obtained, such approval shall be deemed to be final and non-appealable unless the Buyer shall have delivered to the Seller an opinion of counsel rendered in good faith that it is probable that such approval will be reversed and/or vacated upon any such appeal or petition for reconsideration). Neither any statute, rule, regulation, order, stipulation, decree, judgment, or injunction shall be enacted, promulgated, entered, enforced, or deemed application to the purchase nor any other action shall have been taken by any Government Entity (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits Buyer’s ownership or operation of all or any material portion of the Business or the Purchased Assets, or which compels the Buyer to dispose of or hold separately all or any portion of the Buyer’s or the Seller’s business or the Purchased Assets as a result of the transaction contemplated herein; (iii) which makes the purchase of, or payment for, some or all of the Purchased Assets illegal; (iv) which imposes material limitations on the ability of the Buyer to acquire or hold or to exercise effectively all rights of ownership of the Purchased Assets; or (v) which imposes any limitations on the ability of the Buyer effectively to control in any material respect the Business or operations of the Seller.

5.5 No Proceedings or Litigation. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by or before any Government Entity (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits Buyer’s ownership or operation of all or any of the Business or the Purchased Assets, or which compels the Buyer to dispose of or hold separately all or any portion of the Buyer’s or the Seller’ business or assets as a result of the transaction contemplated herein; (iii) which makes the purchase of, or payment for, some or all of the Purchased Assets illegal; (iv) which imposes limitations on the ability of the Buyer to acquire or hold or to exercise effectively all rights of ownership of the Purchased Assets; or (v) which imposes any limitations on the ability of the Buyer effectively to control in any material respect the Business or operations of the Seller. No preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of the Seller to hold its assets and conduct its present, planned or prospective business, or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, shall be in effect.

5.6 Due Diligence. The Buyer shall have completed a due diligence review, including a legal and financial review of the Seller, the Business and the Purchased Assets, which review shall be satisfactory to the Buyer, in its sole and absolute discretion.

5.7 Employment Agreements. The Buyer shall have entered into employment agreements with Michael Hedge and each of the Ryans in the form of composite Exhibit D attached hereto.

5.8 Lease Agreement. The parties to this Agreement shall have entered into a 7-year lease agreement for the Premises (the “Lease”) in the form of Exhibit E attached hereto.

5.9 Non-disturbance Agreement. The Buyer shall have received a duly executed Non-Disturbance Agreement with respect to its lease of the Premises from the Seller’s mortgagor in the form of Exhibit F attached hereto.

5.10 Modification of Asset-Based Line of Credit. The Buyer shall have received a duly executed Modification Agreement in the form of Exhibit G attached hereto.

5.11 Shareholders’ Agreement. SVCH and the Ryans shall have entered into a shareholders’ agreement in the form of Exhibit H attached hereto.

5.12 Lock Up Agreement. SVCH and the Ryans shall have entered into a lock up agreement in the form of Exhibit I attached hereto.

5.13 Financial Information. The Seller shall have obtained, to the extent the Buyer requires audited or reviewed financial statements of the Seller in order to comply with the reporting requirements of the SEC set forth in Regulations S-K and S-X, (or, if Buyer proposes to have its auditors audit any such financial statements, the Seller has provided audited balance sheets as of the end of the fiscal years hereinafter described and income statements and statements of cash flows and changes in equity for such periods, in each case, for the Seller in the form required by Regulations S-K and S-X), the required audited or reviewed financial statements of the Seller covering the years ended December 31, 2003, 2002 and 2001 and each subsequent fiscal quarter, reasonably sufficient and timely enough to permit the Buyer reasonably to satisfy such obligations, including, without limitation, having provided reasonable access to any auditors engaged by the Buyer for such purpose and delivering one or more representation letters from the Seller to any such auditors as may be reasonably requested by the Buyer to allow such auditors to complete any such audit or review and to issue an opinion on such financial statements acceptable to the SEC.

5.14 Legal Opinion. The Buyer shall have received an opinion of counsel to the Seller Responsible Parties in form and content satisfactory to the Buyer.

Article 6.	Conditions to Obligations of the Seller.

The obligations of the Seller to consummate the transactions contemplated by this Agreement are, at its option, in its sole discretion, subject to satisfaction of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and correct in all material respects (other than those representations and warranties that are qualified by Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though each such representation and warranty were made at and as of such time, other than such representations and warranties as are made as of a specific date, in each case except for changes that are expressly contemplated by this Agreement, and except for such failures to be true and correct that (without regard to materiality concepts therein once such failure is established) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business, results of operations or financial condition of the Buyer, taken as a whole.

6.2 Performance by the Buyer. All of the covenants and agreements to be complied with and performed by the Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

6.3 Certificate. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, executed on behalf of the Buyer by its duly authorized officers to the effect of Sections 6.1 and 6.2.

6.4 No Proceedings or Litigation. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by or before any Government Entity (i) which prohibits the consummation of the transactions contemplated by this Agreement; (ii) which prohibits Seller’s sale of all or any of the Business or the Purchased Assets, or which compels the Seller to dispose of or hold separately all or any portion of the Seller’ business or assets as a result of the transaction contemplated herein; (iii) which makes the sale of, or receipt of payment for, some or all of the Purchased Assets illegal; or (iv) which imposes limitations on the ability of the Seller to sell all rights of ownership of the Purchased Assets. No preliminary or permanent injunction or other order issued by any United States federal or state Governmental Authority, nor any Law promulgated or enacted by any United States federal or state Governmental Authority, that restrains, enjoins or otherwise prohibits the transactions contemplated hereby or limits the ability in any respect of the rights of the Seller to hold its assets and conduct its present, planned or prospective business, or imposes civil or criminal penalties on any stockholder, director or officer of the Buyer if such transactions are consummated, shall be in effect.

6.5 Miller Golf Acquisition. The closing of the purchase of the assets of Miller Golf Company, LLC, in accordance with the terms set forth on Exhibit J attached hereto, shall occur simultaneously with the Closing of the transactions contemplated hereby.

6.6 Securities Purchase Agreement. SVCH shall have entered into a Securities Purchase Agreement with the Buyer in the form of Exhibit K attached hereto.

6.7 Shareholders’ Agreement. SVCH and the Ryans shall have entered into a Shareholders’ Agreement in the form of Exhibit H attached hereto.

6.8 Employment Agreements. The Buyer shall have entered into employment agreements with Michael Hedge and each of the Ryans in the form of composite Exhibit C attached hereto.

6.9 Issuance of Standby Letter of Credit. Stanford International Bank shall have issued an irrevocable standby letter of credit in the form of Exhibit L attached hereto in connection with the execution and delivery of the Long-Term Promissory Note by the Buyer to the Seller.

6.10 Lease Agreement. The parties to this Agreement shall have entered into the Lease in the form of Exhibit E attached hereto.

6.11 Short-Term Promissory Note and Long-Term Promissory Note. The Seller shall have received the duly executed Short-Term Promissory Note and Long-Term Promissory Note.

6.12 Shares. The Seller shall have received one or more stock certificates evidencing the Shares.

6.13 Due Diligence of PubCo. The Seller shall have received the due diligence materials with respect to PubCo.

6.14 Legal Opinion. The Seller shall have received an opinion of counsel to the Buyer in form and content satisfactory to the Seller.

Article 7.	Tax Matters.

7.1 Liability for Taxes.

(a) The Seller shall be liable for and shall indemnify the Buyer, for (i) all Taxes (as defined below) imposed on the Seller, or for which the Seller may otherwise be liable, for any taxable year or period that ends on or before the Closing Date (“Pre-Closing Tax Periods”) and, with respect to any portion of a taxable year or period beginning before and ending after the Closing Date (“Straddle Period”), the portion of such Straddle Period ending on and including the Closing Date, and (ii) all liabilities imposed on the Seller on or before the Closing Date under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) for Taxes of the Seller or any other corporation which is affiliated with the Seller (other than the Seller).

(b) The Buyer shall be liable for, and shall indemnify the Seller and its Affiliates for, all Taxes imposed on the Seller or any of its Affiliates with respect to the Seller for any taxable year or period that begins after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

(c) For purposes of this Section 7.1, whenever it is necessary to determine the liability for Taxes of the Seller for a portion of a Straddle Period:

(i) real, personal and intangible property Taxes (“Property Taxes”) for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii) all other Taxes for the Pre-Closing Tax Period shall be determined by assuming that the Seller had a taxable year or period that ended at the close of the Closing Date.

7.2 Adjustment to Purchase Price. The Buyer and the Seller agree to report any indemnification payment made by the Seller under Section 7.1 as an adjustment to the Purchase Price, contribution to capital, or other non-taxable amount to the extent that there is substantial authority for such reporting position under applicable law.

7.3 Transfer and Conveyance Taxes. The Seller shall be liable for and shall pay all applicable sales, transfer, recording, deed, stamp and other similar taxes resulting from the consummation of the transactions contemplated by this Agreement.

7.4 Survival. Claims for indemnification under Section 7.1 shall survive until the expiration of the applicable statute of the limitations (including any extensions or waivers of such statutes).

Article 8.	Survival; Indemnification.

8.1 Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements made by any Party to this Agreement will survive for a period of two years from the Closing. No investigation by or knowledge of Buyer or its representatives will affect in any manner the representations, warranties, covenants or agreements of Sellers set forth in this Agreement (or in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or Buyer’s right to rely thereon, and such representations, warranties and covenants will survive any such investigation.

8.2 Indemnification by the Seller. Subject in all respects to the provisions of this Article 8, the Seller hereby agrees to indemnify and hold harmless the Buyer and its Affiliates, officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from:

(a) any breach on the part of the Seller of (i) any representation or warranty made herein or in any certificate delivered by the Seller pursuant to this Agreement or (ii) any covenant or agreement made by the Seller in this Agreement; or

(b) any third party claim existing as of the Closing Date, including those in which the Seller is a plaintiff or defendant or any dispute initiated by the Seller prior to the Closing, including without limitation arising out of any third party claim initiated within twelve months following the Closing arising out of any event that occurred at or prior to the Closing (a “Liability Claim”).

8.3 Indemnification by the Buyer. Subject in all respects to the provisions of this Article 8, the Buyer hereby agrees to indemnify and hold harmless the Seller and its Affiliates, officers, directors, employees, agents and representatives after the Closing Date from and against any Claims and Damages incurred by them arising out of or resulting from any breach on the part of the Buyer of (i) any representation or warranty made by the Buyer in Article 3 hereof or in any certificate delivered pursuant to this Agreement, (ii) any covenant or agreement made by the Buyer in this Agreement, or (iii) from the use or ownership of the Purchased Assets arising solely following the Closing.

8.4 Limitations on Indemnification Claims and Liability.

(a) The respective representations and warranties of the Seller and the Buyer set forth in this Agreement or in any certificate delivered pursuant to this Agreement, and the opportunity to make a claim for indemnification, or otherwise be indemnified or held harmless, under this Article 8 with respect thereto or with respect to (i) any covenant or agreement relating to any action required by this Agreement to be taken prior to or at the Closing or (ii) any Liability Claim shall survive until a final, unappealable order is entered with respect to such Liability Claim and indemnification is made by the Seller as provided herein. Any and all covenants and agreements relating to any action required by this Agreement to be taken after the Closing shall survive for a period of two years from the Closing.

(b) An Indemnifying Party shall not be obligated to indemnify of hold harmless any Indemnified Party under Section 8.2 for any Claims or Damages incurred by such Indemnified Party in connection with any individual occurrence or related series of occurrences unless and until Claims or Damages in respect to the indemnification obligations of the Indemnifying Party exceed in the aggregate $100,000, following which (subject to the provisions of this Article 8) the Indemnifying Party shall be obligated to indemnify or hold harmless an Indemnified Party for all Claims or Damages. Once the Claims or Damages exceed $100,000, the Indemnifying Party shall be responsible for all Claims or Damages, from the first dollar as if such limitation never existed. Neither Indemnifying Party shall be liable for any such Claims and Damages to the extent that they exceed, in the aggregate, the sum of $8,115,000.

8.5 Computation of Claims and Damages. Whenever an Indemnifying Party is required to indemnify and hold harmless an Indemnified Party from and against and hold the Indemnified Party harmless from, or to reimburse the Indemnified Party for, any item of Claim or Damage under this Agreement, the Indemnifying Party will, subject to the provisions of this Article 8, pay the Indemnified Party the amount of the Claim or Damage reduced by (i) any amounts to which the Indemnified Party actually recovers from third parties in connection with such Claim or Damage (“Reimbursements”), and reduced by (ii) the Net Proceeds of any insurance policy payable to the Indemnified Party with respect to such Claim or Damage. For purposes of this Section 8.4, “Net Proceeds” shall mean the insurance proceeds actually paid, less any deductibles, co-payments, premium increases, retroactive premiums or other payment obligations (including attorneys’ fees and other costs of collection) that relates to or arises from the making of the claim for indemnification. The Indemnified Party shall use reasonable efforts to pursue Reimbursements or Net Proceeds that may reduce or eliminate Claims and Damages and otherwise to mitigate Claims and Damages. If any Indemnified Party receives any Reimbursement or Net Proceeds after an indemnification payment is made which relates thereto, the Indemnified Party shall promptly repay to the Indemnifying Party such amount of the indemnification payment as would not have been paid had the Reimbursement or Net Proceeds reduced the original payment at such time or times as and to the extent that such Reimbursement or Net Proceeds is actually received. The Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all pertinent records, materials and information, and provide reasonable access during normal business hours to the Indemnified Party’s employees, properties, books and records, and shall otherwise cooperate with and assist the Indemnifying Party and its agents and representatives in reviewing the propriety and the amount of any Claims or Damages, including, without limitation, the availability and/or amounts of Reimbursements and Net Proceeds.

8.6 Notice of Claims. Upon obtaining actual Knowledge of any Claim or Damage which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification (the “Indemnified Party”) shall, as promptly as reasonably practicable (but in no event later than 30 days) following the date the Indemnified Party has obtained such Knowledge, give written notice (a “Notice of Claim”) of such claim to the party or parties from which indemnification is or will be sought under this Article 8 (the “Indemnifying Party”). The Indemnified Party shall furnish to the Indemnifying Party in good faith and in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have materially adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is entitled to indemnification hereunder.

8.7 Defense of Third Party Claims. If any claim set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 8.5 hereof is a claim asserted by a third party, the Indemnifying Party shall have 30 days after the date that the Notice of Claim is given or deemed given by the Indemnified Party to notify the Indemnified Party in writing of the Indemnifying Party’s election to defend such third party claim on behalf of the Indemnified Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control as is reasonably required by the Indemnifying Party and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such third party claim. Regardless of which party is defending such third party claim, the Indemnified Party shall not pay, settle or compromise such third party claim without the consent of the Indemnifying Party. If the Indemnifying Party elects to defend such third party claim, the Indemnified Party shall have the right to participate in the defense of such third party claim, at the Indemnified Party’s own expense. In the event, however, that the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will, subject to the provisions of this Article 8, pay the reasonable fees and disbursements of such counsel when due under such counsel’s customary billing practices. If the Indemnifying Party does not elect to defend such third party claim or does not defend such third party claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such third party claim; provided, however, that such Indemnified Party’s defense of or its participation in the defense of any such third party claim shall not in any way diminish or lessen the indemnification obligations of the Indemnifying Party under this Article 8. If the Indemnifying Party subsequently reasonably determines that the Indemnified Party is not defending such third party claim in good faith, the Indemnifying Party shall have the right, in addition to any other right or remedy it may have hereunder, to elect to assume the defense of such third party claim and, to the extent that the Indemnified Party has not defended such third party claim in good faith, and whether or not the Indemnifying Party shall have subsequently assumed the defense thereof, the indemnification obligations of the Indemnifying Party under this Article 9 shall be reduced or eliminated to the extent that such failure to defend in good faith shall have materially adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which such Indemnified Party is otherwise entitled to indemnification hereunder.

8.8 Right of Setoff.

Once a claim for indemnification has been made under this Article 8, each Indemnified Party may, as one of its remedies to effect indemnification under this Article 8, withhold or cause to be withheld and setoff any amounts payable (under this Agreement or otherwise) following the Closing to the Indemnifying Party. With respect to any amounts from the Contingent Payments or due under the Notes, any setoff by Buyer the shall be made in the following priority: (i) first, from the Shares based on value of $1.00 per Share, (ii) second, from amounts due under the Notes and (iii) lastly, from the Closing Cash Payment.

(a) With respect to a claim for Indemnification under Section 8.2(a) or 8.3, the Indemnified Party shall give the Indemnifying Party five (5) days prior written notice of its intent to reduce or omit any payment to setoff any claim of the Indemnified Party against the Indemnifying Party, providing in such notice a full and complete description of the nature and amount of such claim. In the event the Indemnifying Party submits to the Indemnified Party a written objection to such claim within such five (5) day period, the Indemnified Party shall pay the amount which would otherwise be required to be paid into an escrow account with a financial institution or law firm mutually agreed upon by the parties. If the parties do not reach agreement with respect to disposition of such payment within sixty (60) days after the date on which such payment was due, the validity of the Indemnified Party’s claim and its right to effect payments hereunder shall be submitted to binding arbitration in accordance with the rules and procedures of the American Arbitration Association. The failure of the Indemnifying Party to timely object to any setoff to which it has received notice hereunder shall be deemed to be a waiver of any objections the Indemnifying Party has to that setoff.

(b) With respect to a Liability Claim, the right to setoff will be exercisable whether the claim for indemnification is liquidated or unliquidated, whether or not the claim for indemnification has been reduced to judgment, and regardless of any difficulty or uncertainty in determining or computing the ultimate amount of the indemnification claim. The exercise of a right of setoff in good faith, whether or not ultimately deemed to be justified, will not constitute a default of any obligation against which such setoff is made. Any amount withheld by an Indemnified Party in setoff and which is ultimately determined not to be payable by the Indemnifying Party will be promptly paid to the Indemnifying Party.

Article 9.	Definitions.

Unless otherwise stated in this Agreement, the following capitalized terms have the following meanings:

“Action” means any action, suit, claim, arbitration, or proceeding or investigation commenced by or pending before any Governmental Authority.

“Actual Amount” has the meaning set forth in Section 1.8(c)(iii).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Agreement” or “this Agreement” means this Purchase Agreement dated as of the date first above written (including the Annexes, Schedules and Exhibits hereto) and all amendments hereto made in accordance with the provisions of Section 10.6 hereof.

“Audited Financial Statements” has the meaning set forth in Section 2.6(a) hereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Miami, Florida.

“Buyer” has the meaning specified in the introductory paragraph to this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Claims and Damages” means, except as otherwise expressly provided in this Agreement, any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person (including, without limitation, Governmental Authorities), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including, to the extent required pursuant to Article 8, reasonable attorneys’ fees and costs, incurred by or awarded against a party to the extent indemnified in accordance with Article 8 hereof, but shall not include any consequential, special, multiple, punitive or exemplary damages, except to the extent such damages have been recovered by a third party and are the subject of a third party claim for which indemnification is available under the express terms of Article 8 hereof.

“Closing” has the meaning set forth in Section 1.9 hereof.

“Closing Cash Payment” means the payment of $475,000 due and payable to the Seller by the Buyer on the Closing Date.

“Closing Date” has the meaning set forth in Section 1.9 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Payment” has the meaning set forth in Section 1.8 hereof.

“Contingent Payment Calculation” has the meaning set forth in Section 1.8 hereof.

“Contingent Payment Cap” has the meaning set forth in Section 1.8 hereof.

“Contingent Payment Period” has the meaning set forth in Section 1.8 hereof.

“Contracts” has the meaning set forth in Section 1.4(b) hereof.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“December 31, 2003 Balance Sheet” has the meaning set forth in Section 2.6(a).

“Employee Benefit Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all bonus, stock option, stock purchase, incentive, deferred compensation, retirement, supplemental retirement, severance and other employee benefit plans, programs, policies or arrangements, and all employment, retention, change of control or compensation agreements, in each case for the benefit of, or relating to, any current employee or former employee of either of the Seller, other than any de minimis, fringe or unwritten benefit plans, programs, policies or arrangements, the costs of which, to the Seller, are not material.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, encumbrance, easement, adverse claim, preferential arrangement, restriction or defect in title.

“Environmental Claims” means any and all actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit, Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation (a) by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Person for damages, contributions, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Law relating to the environment, health, safety or Hazardous Materials, in force and effect on the date hereof or, in the case of the Seller’ certificate to be delivered in accordance with the provisions of Section 5.3 hereof, on the Closing Date (exclusive of any amendments or changes to such Law or any regulations promulgated thereunder or orders, decrees or judgments issued pursuant thereto which are enacted, promulgated or issued after the date hereof, or in the case of such certificate, on or after the Closing Date), including but not limited to, CERCLA; the Resource Conservation and Recovery Act of 1986 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. (S)(S)6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. (S)(S)6901 et seq.; the Clean Water Act, 33 U.S.C. (S)(S)1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. (S)(S)2601 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. (S)(S)7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)(S)300f et seq.; the Atomic Energy Act, 42 U.S.C. (S)(S)2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. (S)(S)136 et seq.; and the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S)(S)1101 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

“Equipment” means all of the tangible personal property, machinery, equipment, vehicles, rolling stock, furniture, and fixtures in which the Seller has an interest, by ownership or lease, together with any replacements thereof, or additions thereto made in the ordinary course of business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.19 hereof.

“Final Determination Date” has the meaning set forth in Section 1.8(c) hereof.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Golf” means Golf Acquisition, Inc., a corporation organized under the laws of the State of Florida.

“Golf Merger” has the meaning set forth in Section 4.8(a) hereof.

“Governmental Authority” means any United States federal, state or local government or any foreign government, any governmental, regulatory, legislative, executive or administrative authority, agency or commission or any court, tribunal, or judicial body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority. Governmental Orders shall not include Permits.

“Hazardous Materials” means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, and any other chemicals, materials, or substances designated, classified or regulated as being “hazardous” or “toxic”, or words of similar import, under any Environmental Law.

“High Amount” has the meaning set forth in Section 1.8(c)(ii) hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means obligations with regard to borrowed money and leases classified or accounted for as capital or financing leases on financial statements, but shall expressly not include either accounts payable or accrued liabilities that are incurred in the ordinary course of business or obligations under operating leases classified or accounted for as such on financial statements.

“Indemnified Party” has the meaning set forth in Section 8.6 hereof.

“Indemnifying Party” has the meaning set forth in Section 8.6 hereof.

“Intellectual Property Rights” means all patents, trademarks, trade names, domain names, service marks and copyrights, and applications for any of the foregoing, and other intellectual property, including, without limitation, computer software and programs, whether owned or used by, or licensed to, of the Seller.

“Interim Balance Sheet” has the meaning set forth in Section 2.12 hereof.

“Interim Financial Statements” has the meaning set forth in Section 2.12 hereof.

“Knowledge” with respect to a party means such information as any of its officers or key employees actually knew or should with the exercise of due diligence have known.

“Law” means any federal, state, local or foreign constitution, statute, law, ordinance, regulation, rule, code, injunction, judgment, order, decree or other requirement, restriction or rule of law.

“Liability Claim” has the meaning set forth in Section 8.2(b) hereof.

“Long-Term Promissory Note” means that certain promissory note, in the form of Exhibit B attached hereto, in the principal amount of $3,200,000 to be executed and delivered by the Buyer on the Closing Date.

“Low Amount” has the meaning set forth in Section 1.8(c)(i).

“Material Adverse Effect” means any circumstance, change in, or effect on the Seller that has a material adverse effect on the business, results of operations, condition (financial or otherwise), or prospects of the Seller taken as a whole.

“Material Contracts” means the written agreements, contracts, policies, plans, mortgages, understandings, arrangements or commitments to which the Seller is a party or by which any of the Purchased Assets are bound as described below: (i) any agreement, contract, commitment, note, loan, evidence of indebtedness, purchase order or letter of credit providing for payments by the Seller to any Person in excess of $25,000 per year or $75,000 in the aggregate over the five-year period commencing on the date hereof and not cancelable (without further liability) on not more than 30 days’ notice; (ii) any employment agreement or consulting agreement or similar contract; (iii) any retention or severance agreement or contract; (iv) any distribution agreement associated with the Business; (v) any lease of Equipment or Real Property or license with respect to Intellectual Property Rights providing for payments to another Person in excess of $10,000 in any year; (vi) any joint venture, partnership or similar agreement or contract of the Seller; (vii) any agreement or contract under which the Seller has borrowed or loaned any money in excess of $10,000 or issued or received any note, bond, indenture or other evidence of indebtedness in excess of $10,000 or directly or indirectly guaranteed indebtedness, liabilities or obligations of others in an amount in excess of $10,000; (viii) any covenant not to compete or contract or agreement, understanding, arrangement or any restriction whatsoever limiting in any respect the ability of either of the Seller to compete in any line of business or with any Person or in any area; (ix) any contracts, commitments, licenses or permits containing any “change in control” or “parachute payment” provision, as those terms are commonly understood, including without limitation those which would be triggered by the execution, delivery or consummation of the transactions contemplated by this Agreement, including without limitation, any right of termination, right of payment or acceleration of any other right under such contracts, commitments, licenses or permits; (x) contracts, commitments or agreements which impose any duty of confidentiality or nondisclosure; (xii) Tax sharing or similar agreements; and (ix) any of the contracts, agreements or arrangements, listed on Schedule 2.15.

“Mergers” shall mean, collectively, the Golf Merger and the PubCo Merger.

“Modification Agreement” means that certain modification agreement executed by Capital Business Credit whereby the current asset-based line of credit available to the Seller shall be modified as follows: (a) to permit the consummation of the transactions contemplated by this Agreement; (b) to eliminate the personal guaranties of the Ryans; and (c) to increase the total availability thereunder to $5,000,000.

“Neutral Auditor” has the meaning set forth in Section 1.8(c) hereof.

“Net Proceeds” has the meaning set forth in Section 8.5 hereof.

“Notes” means, collectively, the Long-Term Promissory Note and the Short-Term Promissory Note.

“Notice of Claim” has the meaning set forth in Section 8.6 hereof.

“Notice of Disagreement” has the meaning set forth in Section 1.8(c) hereof.

“Permits” has the meaning set forth in Section 2.17(a) hereof.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Pre-Closing Tax Periods” has the meaning set forth in Section 7.1(a) hereof.

“Premises” means the facility of the Seller located at 835 and 851 Bill Jones Industrial Way, Springfield, Tennessee 37172, and consisting of approximately 14.06 acres.

“Property Taxes” has the meaning set forth in Section 7.1(c)(i) hereof.

“PubCo” has the meaning set forth in Section 4.8(c) hereof.

“PubCo Merger” has the meaning set forth in Section 4.8(b) hereof.

“Purchase Price” has the meaning set forth in Section 1.6 hereof.

“Real Property” means the real property and related mineral rights owned by, and all easements, rights-of-way and other possessory interests in real estate of the Seller, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Reimbursements” has the meaning set forth in Section 8.5 hereof.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

“Required Consents” means any consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to (a) state securities or “blue sky” laws, (b) the Securities Act of 1933, as amended, and (c) antitrust or other competition Laws of other jurisdictions.

“Ryans” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Responsible Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Sale” has the meaning set forth in the recitals hereto.

“SEC” means the Securities and Exchange Commission.

“Sellers” has the meaning set forth in the introductory paragraph to this Agreement.

“Shares” means 2,200,000 shares of the common stock of the Buyer.

“Purchased Assets” has the meaning set forth in Section 1.1 hereof.

“Short-Term Promissory Note” means that certain promissory note, in the form of Exhibit A attached hereto, in the principal amount of $2,240,000 to be executed and delivered by the Buyer on the Closing Date.

“Straddle Period” has the meaning set forth in Section 7.1(a) hereof.

“Subsidiary” of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited partnership, limited liability company, associates, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest.

“Tax” or “Taxes” means any and all taxes, fees, withholdings, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), fees, surcharges, contributions, or other payments including but not limited to administrative or regulatory fees, imposed by any local, state, federal or foreign government or governmental agency or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes, license, registration and documentation fees, and customs duties, tariffs and similar charges.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Tax authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Union Employee” means an employee of either of the Seller whose terms and conditions of employment are governed by the terms of any collective bargaining agreement.

“1933 Act” has the meaning set forth in Section 2.30 hereof.

Article 10. Miscellaneous Provisions.

10.1 Expenses. Except as otherwise specifically provided in this Agreement, all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

10.2 Notices. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, (iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) if delivered through such services to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section 10.2.

If to the Seller:

Datrek Professional Bags, Inc.

835 Bill Jones Industrial Way

Springfield, Tennessee 37172

Attention: Deborah Ryan

Telephone: (615) 384-1286

Facsimile: (615) 384-1290

With a copy to:

Stokes Bartholomew Evans & Petree, P.A.

424 Church Street, Suite 2800

Nashville, Tennessee 37219

Attention: Robert R. Campbell, Esq.

Telephone: (615) 259-1450

Facsimile: (615) 259-1470

If to the Buyer:

Datrek Acquisition Inc.

11 Commerce Road

Rockland, Massachusetts 02370

Telephone: (402) 926-5833

Facsimile: (781) 871-5180

With a copy to:

Adorno & Yoss

2601 South Bayshore Drive

Suite 1600

Miami, FL 33133

Attention: Seth P. Joseph, Esq.

Telephone: (305) 858-5555

Facsimile: (305) 858-4777

Any such notice shall be deemed to have been received on the date of personal delivery, the date set forth on the Postal Service return receipt, or the date of delivery shown on the records of the overnight courier, as applicable.

10.3 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. There shall be no assignment of any interest under this Agreement by any party, except that (a) the Buyer may assign its rights hereunder to any wholly owned subsidiary of the Buyer; and (b) the Seller may assign its rights and obligations under the Short-Term Promissory Note, the Long-Term Promissory Note and the Contingent Payment to a partnership or limited liability company, the partners or members of which consist of the Ryans; provided, however, that no such assignment shall relieve the assignor of its obligations under this Agreement. Nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.4 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

10.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.6 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Buyer or (b) by a waiver in accordance with Section 10.5 hereof.

10.7 Effect and Construction of this Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto.

10.8 Headings. The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect define, limit or describe the scope of this Agreement or the intent of any section or subsection.

10.9 Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, applicable to contracts executed in and to be performed entirely within that State.

10.11 Entire Agreement. This Agreement, along with the Disclosure Schedules, Exhibits and all other agreements, instruments or documents to be delivered in connection with this Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

10.12 Specific Performance. Each of the Seller Responsible Parties acknowledge and agree that in the event of any breach of this Agreement, the Buyer would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Miami-Dade County, Florida.

10.13 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:

Datrek Acquisition, Inc.

By:	/S/ MICHAEL S. HEDGE
Name:	Michael S. Hedge
Title:	President

SELLER RESPONSIBLE PARTIES:

Datrek Professional Bags, Inc.

By:	/s/ DEBORAH RYAN
Name:	Deborah Ryan
Title:	President

/s/ DENNIS RYAN
Dennis Ryan

/s/ DEBORAH RYAN
Deborah Ryan

EXHIBIT A

FORM OF SHORT-TERM PROMISSORY NOTE

$2,240,000.00	October , 2004

FOR VALUE RECEIVED, the undersigned, DATREK ACQUISITION INC., a corporation organized and existing under the laws of the State of Florida (the “Maker”), hereby unconditionally promises to pay to the order of DATREK PROFESSIONAL BAGS, INC. (the “Payee”) the principal sum of TWO MILLION TWO HUNDRED FORTY THOUSAND AND 00/100 DOLLARS ($2,240,000.00), in accordance with the payment schedule indicated below, at 835 Bill Jones Industrial Way, Springfield, TN 37172, or such other address given to Maker by Payee, in immediately available funds and lawful money of the United States of America.

1. PAYMENT OF PRINCIPAL. The principal amount due hereunder shall be paid in two installments of $560,000 each due and payable on the dates which are 30 and days from the date hereof and one installment of $1,120,000 due and payable on December 31, 2004. The principal amount of this Note may be prepaid at any time without premium or penalty.

2. NO INTEREST. The unpaid principal of this Note shall not bear interest; provided that, following any default hereunder, or after this Note matures, whether by its terms, demand, acceleration or otherwise, the entire unpaid principal balance hereof and accrued and unpaid interest thereon shall bear interest at the maximum lawful rate of interest permitted by applicable law. Payee shall have the right, without further notice, to declare the amount of the total unpaid balance hereof to be due and payable forthwith, in advance of the maturity date, upon the failure of Maker to make any payments (whether principal, interest or otherwise) in full on the date due hereunder.

3. PAYMENT DATES; MANNER OF PAYMENT; APPLICATION OF PAYMENTS. Should the principal of this Note become due and payable on any day other than a business day, then the maturity thereof shall be extended to the next succeeding business day. All payments of principal of this Note shall be made by Maker to Payee at its address stated above in good funds. Time is of the essence of this Note and in case this Note is collected by law or through an attorney-at-law, or under advice therefrom, whether or not suit is brought, Maker agrees to pay all costs of collection, including reasonable attorney’s fees.

4. WAIVERS. Maker waives presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agree that its liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, and hereby consents to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

5. NO WAIVER. No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or

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enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

6. GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY TO THE TERMS HEREOF, THE SUBSTANTIVE LAWS OF THE STATE OF TENNESSEE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS NOTE.

7. VENUE; EXCLUSIVE JURISDICTION. MAKER AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST MAKER WITH RESPECT TO THIS NOTE SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TENNESSEE (DAVIDSON COUNTY) OR THE UNITED STATES DISTRICT COURT SITTING IN SUCH COUNTY, AS THE PAYEE MAY ELECT AT ITS SOLE DISCRETION, AND BY EXECUTION AND DELIVERY OF THIS NOTE, MAKER HEREBY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS. MAKER WAIVES PERSONAL SERVICES OF AND ALL PROCESS UPON IT, AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY EXPRESS, REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) BUSINESS DAYS AFTER SUCH MAILING. MAKER WAIVES, AT THE OPTION OF THE PAYEE, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO THE VENUE OF ANY ACTION OR PROCEEDING INSTITUTED UNDER THIS NOTE AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE REMEDY AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF PAYEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR THE RIGHT OF PAYEE TO BRING LEGAL ACTIONS OR PROCEEDINGS IN ANY OTHER COMPETENT JURISDICTION. MAKER AGREES THAT ANY ACTION COMMENCED BY MAKER ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS NOTE, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TENNESSEE (DAVIDSON COUNTY) OR IN THE UNITED STATES DISTRICT COURT SITTING IN SUCH COUNTY AND THAT SUCH COURTS SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY OTHER SUCH ACTION.

8. WAIVER OF JURY TRIAL. MAKER AND PAYEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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9. FINAL AGREEMENT. THE PROVISIONS OF THIS NOTE MAY BE AMENDED OR REVISED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY MAKER AND PAYEE. THIS NOTE EMBODIES THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

[Remainder of Page Intentionally Left Blank]

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Executed as of the day and year first above written.

MAKER:

DATREK ACQUISITION, INC.

By:
Name:
Title:

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EXHIBIT B

FORM OF LONG-TERM PROMISSORY NOTE

$3,200,000.00	October , 2004

FOR VALUE RECEIVED, the undersigned, DATREK ACQUISITION INC., a corporation organized and existing under the laws of the State of Florida (the “Maker”), hereby unconditionally promises to pay to the order of DATREK PROFESSIONAL BAGS, INC. (the “Payee”) the principal sum of THREE MILLION TWO HUNDRED THOUSAND AND 00/100 DOLLARS ($3,200,000.00) or such lesser sum as may be the outstanding principal amount, together with interest thereon, in accordance with the payment schedule indicated below, at 835 Bill Jones Industrial Way, Springfield, TN 37172, or such other address given to Maker by Payee, in immediately available funds and lawful money of the United States of America.

1. PAYMENT OF PRINCIPAL. The principal amount due hereunder shall be paid in two installments of $1,600,000 each due and payable on June 30, 2007 and December 31, 2007, respectively. The principal amount of this Note may be prepaid at any time without premium or penalty.

2. INTEREST. The unpaid principal of this Note shall accrue interest at the per annum rate of eight percent (8%) payable on each January 10, April 10, July 10 and October 10, commencing on January 10, 2005, through the maturity date of this Note. Following any default hereunder, or after this Note matures, whether by its terms, demand, acceleration or otherwise, the entire unpaid principal balance hereof and accrued and unpaid interest thereon shall bear interest at the maximum lawful rate of interest permitted by applicable law. Payee shall have the right, without further notice, to declare the amount of the total unpaid balance hereof to be due and payable forthwith, in advance of the maturity date, upon the failure of Maker to make any payments (whether principal, interest or otherwise) in full on the date due hereunder.

3. PAYMENT DATES; MANNER OF PAYMENT; APPLICATION OF PAYMENTS. Should the principal of this Note become due and payable on any day other than a business day, then the maturity thereof shall be extended to the next succeeding business day. All payments of principal of this Note shall be made by Maker to Payee at its address stated above in good funds. Time is of the essence of this Note and in case this Note is collected by law or through an attorney-at-law, or under advice therefrom, whether or not suit is brought, Maker agrees to pay all costs of collection, including reasonable attorney’s fees.

4. IRREVOCABLE STAND-BY LETTER OF CREDIT. The payment obligations of the Maker hereunder shall be guaranteed by an Irrevocable Stand-by Letter of Credit issued by Stanford International Bank in favor of the Payee.

5. RIGHT OF SETOFF. All payments under this Note shall be subject to Maker’s right to setoff any and all direct claims of Maker against Payee, arising from or out of any breach or default by Payee under that certain Asset Purchase Agreement, dated as of the date hereof (the

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“Purchase Agreement”). Any setoff shall be made in accordance with the provisions of Section 8.8 of the Purchase Agreement.

6. WAIVERS. Maker waives presentment, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate, and agree that its liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, and hereby consents to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

7. NO WAIVER. No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

8. GOVERNING LAW. EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY TO THE TERMS HEREOF, THE SUBSTANTIVE LAWS OF THE STATE OF TENNESSEE SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS NOTE.

9. VENUE; EXCLUSIVE JURISDICTION. MAKER AGREES THAT ANY LEGAL ACTION OR PROCEEDING AGAINST MAKER WITH RESPECT TO THIS NOTE SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TENNESSEE (DAVIDSON COUNTY) OR THE UNITED STATES DISTRICT COURT SITTING IN SUCH COUNTY, AS THE PAYEE MAY ELECT AT ITS SOLE DISCRETION, AND BY EXECUTION AND DELIVERY OF THIS NOTE, MAKER HEREBY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS. MAKER WAIVES PERSONAL SERVICES OF AND ALL PROCESS UPON IT, AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY EXPRESS, REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) BUSINESS DAYS AFTER SUCH MAILING. MAKER WAIVES, AT THE OPTION OF THE PAYEE, ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO THE VENUE OF ANY ACTION OR PROCEEDING INSTITUTED UNDER THIS NOTE AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE REMEDY AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF PAYEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR THE RIGHT OF PAYEE TO BRING LEGAL ACTIONS OR PROCEEDINGS IN ANY OTHER COMPETENT JURISDICTION. MAKER AGREES THAT ANY ACTION COMMENCED BY MAKER ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS NOTE, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF TENNESSEE (DAVIDSON COUNTY) OR IN THE UNITED STATES DISTRICT COURT SITTING IN SUCH COUNTY

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AND THAT SUCH COURTS SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY OTHER SUCH ACTION.

10. WAIVER OF JURY TRIAL. MAKER AND PAYEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR MAKER ENTERING INTO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11. FINAL AGREEMENT. THE PROVISIONS OF THIS NOTE MAY BE AMENDED OR REVISED ONLY BY AN INSTRUMENT IN WRITING SIGNED BY MAKER AND PAYEE. THIS NOTE EMBODIES THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

[Remainder of Page Intentionally Left Blank]

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Executed as of the day and year first above written.

MAKER:

DATREK ACQUISITION, INC.

By:
Name:
Title:

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